UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Evans Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)
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March 24, 2011
To Our Shareholders:
     On behalf of the Board of Directors, I cordially invite you to attend the 2011 Annual Meeting of Shareholders of Evans Bancorp, Inc. The Annual Meeting this year will be held at Romanello’s South Restaurant, 5793 South Park Avenue, Hamburg, New York, on Thursday, April 28, 2011 at 9:00 a.m. The formal Notice of the Annual Meeting is set forth on the following page.
     The enclosed Notice and Proxy Statement contain details concerning the business to come before the 2011 Annual Meeting. The Board of Directors of Evans Bancorp recommends a vote “FOR” the election of James E. Biddle, Jr., Marsha S. Henderson, Kenneth C. Kirst, and Nancy W. Ware as directors for a three year term, the election of Lee C. Wortham as director for a two year term, and the election of Michael J. Rogers as director for a one year term. The Board of Directors of Evans Bancorp also recommends a vote “FOR” the amendment to increase the aggregate number of shares of Common Stock available for issuance under the Evans Bancorp, Inc. Employee Stock Purchase Plan from one hundred thousand (100,000) to two hundred thousand (200,000), and “FOR” ratification of the appointment of KPMG LLP as Evans Bancorp’s independent registered public accounting firm for fiscal year 2011.
To Vote:
     Your vote is important, regardless of whether or not you attend the Annual Meeting. I urge you to sign, date, and return the enclosed proxy card in the postage-paid envelope provided as promptly as possible. In this way, you can be sure that your shares will be voted at the meeting. If you are voting “FOR” the election of the nominated directors, “FOR” the amendment to increase the aggregate number of shares of Common Stock available for issuance under the Evans Bancorp, Inc. Employee Stock Purchase Plan from one hundred thousand (100,000) to two hundred thousand (200,000) and “FOR” ratification of the appointment of KPMG LLP as Evans Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2011, you need only date, sign and return the proxy card.
     Voting is tabulated by an independent firm; therefore, to ensure that your vote is received in a timely manner, please mail the white proxy card in the envelope provided — do not return the proxy card to Evans Bancorp, Inc.
To Attend the Annual Meeting:
     The Annual Meeting will include a continental breakfast. To ensure that our reservation count will be accurate, if you plan to attend the meeting, please complete the appropriate section on the white proxy card and return it in the postage-paid envelope provided — do not return the proxy card to Evans Bancorp, Inc.
     PLEASE NOTE THAT, DUE TO LIMITED SEATING, WE WILL NOT BE ABLE TO ACCOMMODATE GUESTS OF OUR SHAREHOLDERS AT THE ANNUAL MEETING, AND MUST LIMIT ATTENDANCE TO SHAREHOLDERS ONLY.
     Thank you for your confidence and support.

Sincerely,

David J. Nasca
President and Chief Executive Officer

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EVANS BANCORP, INC.
14-16 North Main Street
Angola, New York 14006
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 28, 2011
     The Twenty-Third Annual Meeting of Shareholders of Evans Bancorp, Inc., a New York corporation (the “Company”), will be held on Thursday, April 28, 2011 at 9:00 a.m. at Romanello’s South Restaurant, 5793 South Park Avenue, Hamburg, New York, for the following purposes:
(1)	To elect six directors of the Company, four such directors to hold office for the term of three years, one director to hold office for the term of two years, and one director to hold office for the term of one year, and until the election and qualification of their successors.

(2)	To amend the Evans Bancorp, Inc. Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock available for issuance under the Plan from one hundred thousand (100,000) to two hundred thousand (200,000).

(3)	To ratify the appointment of KPMG LLP as Evans Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2011.

(4)	To act upon such other business as may properly come before the meeting or any adjournment thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2011
The Company’s Proxy Statement and 2010 Annual Report, which includes the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available on the Company’s website at www.evansbancorp.com.
     The Board of Directors has fixed the close of business on March 10, 2011 as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting.
     A copy of the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the Company’s 2010 fiscal year are enclosed for your reference.
     Please complete and return the enclosed proxy card in the accompanying postage-paid, addressed envelope as soon as you have had an opportunity to review the attached Proxy Statement.

By Order of the Board of Directors

Robert G. Miller, Jr.
Secretary

Angola, New York
March 24, 2011

EVANS BANCORP, INC.
14-16 North Main Street
Angola, New York 14006
PROXY STATEMENT
Dated March 24, 2011
For the Annual Meeting of Shareholders
to be Held April 28, 2011
GENERAL INFORMATION
This Proxy Statement is furnished to the shareholders of Evans Bancorp, Inc., a New York corporation (the “Company”), in connection with the solicitation of proxies for use at the Twenty-Third Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Romanello’s South Restaurant, 5793 South Park Avenue, Hamburg, New York, on Thursday, April 28, 2011 at 9:00 a.m. and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company. To obtain directions to be able to attend our Annual Meeting and vote in person, please contact Michelle A. Baumgarden, (716) 926-2032.
Shares of common stock represented by a proxy in the form enclosed, properly executed, will be voted in the manner instructed, or if no instructions are indicated, “FOR” the election of the director nominees named therein, “FOR” the amendment to increase the aggregate number of shares of Common Stock available for issuance under the Evans Bancorp, Inc. Employee Stock Purchase Plan from one hundred thousand (100,000) to two hundred thousand (200,000), and “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2011. The proxy given by the enclosed proxy card may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any shareholder of record may vote in person at the Annual Meeting, whether or not he or she has previously given a proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.
This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 24, 2011.
The following proposals will be considered at the meeting:
Proposal I — To elect six directors of the Company, four of such directors to hold office for the term of three years, one such director to hold office for the term of two years, and one such director to hold office for the term of one year and until the election and qualification of their successors.
Proposal II — To amend the Evans Bancorp, Inc. Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock available for issuance under the Plan from one hundred thousand (100,000) to two hundred thousand (200,000) (the “Plan Amendment”).
Proposal III — To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2011.
The Board of Directors of the Company unanimously recommends that you vote “FOR” each of the proposals.

Voting Securities
Only holders of shares of common stock of record at the close of business on March 10, 2011 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. At the close of business on March 10, 2011, the Company had 4,086,087 shares of common stock outstanding. For all matters to be voted on at the Annual Meeting, holders of common stock are entitled to one vote per share. A quorum of shareholders is necessary to hold a valid Annual Meeting. A majority of shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes and abstentions will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without timely instruction from the beneficial owner of the shares and no instruction is given.
Under New York law and the Company’s bylaws, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. That means the six director nominees will be elected if they receive more affirmative votes than any other nominees. The approval of the amendment to the Evans Bancorp, Inc. Employee Stock Purchase Plan (Proposal II) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal III) requires for adoption the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.
Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting on any proposal brought before the Annual Meeting. Since the election of directors (Proposal I) is determined by a plurality of the votes cast at the Annual Meeting, abstentions will not affect the outcome of this matter. An abstention as to the approval of the amendment to the Evans Bancorp, Inc. Employee Stock Purchase Plan (Proposal II) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal III) will have the same effect as voting against the proposal.
If you hold your shares (i.e., they are registered) through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with your specific voting instructions, it will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matters. Proposal I relating to the election of your Board’s nominees for Directors and Proposal II relating to the amendment to the Evans Bancorp, Inc. Employee Stock Purchase Plan are considered “non-routine” matters, and Proposal III relating to the appointment of the Company’s independent auditors for fiscal year 2011 is considered a “routine” matter. While your broker will have discretionary authority to vote your uninstructed shares “for” or “against” or “abstaining” from voting on Proposal III, if you do not give specific instructions to your broker how to vote your shares on your behalf with respect to the election of the Board’s nominees for Directors and the Plan Amendment at the Annual Meeting before the 10th day prior to the Annual Meeting, your broker will have no discretionary authority to vote your shares on those matters at the Annual Meeting. Therefore, if you hold your shares in street name, you must give specific instructions to your broker for your shares to be voted on the election of Directors or on the Plan Amendment at the Annual Meeting.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth information, as of March 10, 2011, concerning, except as indicated in the footnotes below:
•	Each person whom we know beneficially owns more than 5% of our common stock.

•	Each of our directors and nominees for the board of directors.

•	Each of our Named Executive Officers.

•	All of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person as of March 10, 2011 includes shares of common stock that such person has the right to acquire on or within 60 days after March 10, 2011 upon the exercise of options and shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof. For each individual included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the 4,086,087 shares of common stock outstanding on March 10, 2011 plus the number of shares of common stock that such person or group has the right to acquire on or within 60 days after March 10, 2011. Beneficial ownership representing less than one percent is denoted with an “*”.

	Number of Shares	Total Percent
Name of Beneficial Owner	Beneficially Owned	of Class

Directors and Officers
James E. Biddle, Jr. (1)	19,117	*
Phillip Brothman (2)	43,165	1.0%
Marsha S. Henderson (3)	1,170	*
Kenneth C. Kirst (4)	9,444	*
Mary Catherine Militello (5)	9,829	*
Robert G. Miller, Jr (6)	89,255	2.1%
David J. Nasca (7)	28,267	*
John R. O’Brien (8)	8,459	*
Michael J. Rogers	0	*
James Tilley (9)	6,065	*
Nancy W. Ware (10)	8,711	*
Thomas H. Waring, Jr. (11)	10,108	*
Lee C. Wortham (12)	1,420	*
William R. Glass (13)	18,849	*
Gary A. Kajtoch (14)	18,825	*
Cynthia M. Rich (15)	11,849	*

Directors and executive officers as a group (16 persons)	284,533	6.8%

	Number of Shares	Total Percent
Name of Beneficial Owner	Beneficially Owned	of Class

5% Security Holders
Wellington Management Company, LLP (16)	392,039	9.4%
75 State Street Boston, MA 02109
Sandler O’Neill Asset Management, LLC (17)	300,000	7.6%
780 Third Avenue, 5th Floor New York, NY 10017
Castine Capital Management, LLC (18)	230,428	5.5%
One International Place, Suite 2401 Boston, MA 02110

(1)	Includes 4,261 shares that Mr. Biddle may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(2)	Includes 3,207 shares owned by Mr. Brothman’s wife, 1,829 shares owned by Merrill Lynch as custodian for Phillip Brothman IRA account, 10,650 shares that Mr. Brothman may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(3)	Includes 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(4)	Includes 884 shares owned by Mr. Kirst’s wife, 2,000 shares that Mr. Kirst may acquire by exercise of options exercisable on March 10, 2010 or within 60 days thereafter and 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(5)	Includes 3,103 shares that Mrs. Militello may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(6)	Includes 623 shares owned by Mr. Miller’s children, as to which he disclaims beneficial ownership, 9,940 shares that Mr. Miller may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 967 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(7)	Includes 1,249 shares owned jointly by Mr. Nasca and his wife, 477 shares owned by Mr. Nasca’s children, 8,542 shares that Mr. Nasca may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 2,063 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(8)	Includes 3,921 shares that Mr. O’Brien may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(9)	Includes 113 shares held by Mr. Tilley’s wife, 17 shares held by Mr. Tilley, as trustee, in trust for his grandson, 1,000 shares that Mr. Tilley may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(10)	Includes 4,261 shares that Mrs. Ware may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(11)	Includes 900 shares held by Mr. Waring’s wife, 6,390 shares that Mr. Waring may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(12)	Includes 420 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(13)	Includes 2,615 shares held jointly by Mr. Glass and his wife, 9,818 shares that Mr. Glass may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 847 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(14)	Includes 4,560 shares that Mr. Kajtoch may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 1,043 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(15)	Includes 3,785 shares that Mrs. Rich may acquire by exercise of options exercisable on March 10, 2011 or within 60 days thereafter and 780 shares of restricted stock that are subject ot forfeiture and transfer restrictions until the vesting date thereof.

(16)	Based on the most recently available Schedule 13G filed with the SEC on February 14, 2011.

(17)	Based on the most recently available Schedule 13D filed with the SEC on May 11, 2010.

(18)	Based on the most recently available Schedule 13G filed with the SEC on February 11, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s officers and directors, the Company believes that during fiscal 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with by such persons, except that James E. Biddle, Jr. filed a late report on Form 4 to report a purchase of 1,700 shares of common stock of the Company; John B. Connerton filed a late report on Form 4 to report a purchase of 400 shares of common stock of the Company; Gary A. Kajtoch filed a late report on Form 4 to report a purchase of 4,150 shares of common stock of the Company; Kenneth C. Kirst filed a late report on Form 4 to report a purchase of 1,200 shares of common stock of the Company; Mary Catherine Militello filed a late report on Form 4 to report a purchase of 1,700 shares of common stock of the Company; David J. Nasca filed a late report on Form 4 to report a purchase of 1,650 shares of common stock of the Company; John R. O’Brien filed a late report on Form 4 to report a purchase of 800 shares of common stock of the Company; James Tilley filed a late report on Form 4 to report a purchase of 700 shares of common stock of the Company; Nancy Ware filed a late report on Form 4 to report a purchase of 1,600 shares of common stock of the Company; and Thomas H. Waring, Jr. filed a late report on Form 4 to report a purchase of 1,400 shares of common stock of the Company. The late filings were a result of a delay in receiving affirmation of shares purchased on behalf of the individuals in connection with the Company’s common stock offering in May 2010. Additionally, Nicholas J. Snyder filed a late report on Form 3 to report initial holdings of common stock of the Company.
PROPOSAL I — ELECTION OF DIRECTORS
The Company’s bylaws provide for a classified board of directors, with three classes of directors, each nearly as equal in number as possible. Each class serves for a three-year term, and one class is elected each year. The Board of Directors is authorized by the Company’s bylaws to fix from time to time, the number of directors that constitute the whole Board of Directors. The Board size has been set at thirteen members. The nominees for director at the 2011 Annual Meeting are: James E. Biddle, Jr., Marsha S. Henderson, Kenneth C. Kirst, Michael J. Rogers, Nancy W. Ware, and Lee C. Wortham for the following terms and until their successors are duly elected and qualified:
•	Board nominees for terms to expire at the 2012 Annual Meeting: Mr. Rogers

•	Board nominees for terms to expire at the 2013 Annual Meeting: Mr. Wortham

•	Board nominees for terms to expire at the 2014 Annual Meeting: Messrs. Biddle and Kirst, and Mesdames Henderson and Ware
The members of the Board, in accordance with Section 705 of the New York business corporation law, appointed Ms. Henderson and Mr. Wortham to the Board, effective January 1, 2011, with terms to expire at the Annual Meeting. Mr. Rogers has been nominated by the Board with a term to expire at the Annual Meeting of 2012 to ensure that each of the three classes of directors is as equal in number as possible.
The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve, if elected. In the event that any nominee for director becomes unavailable and a vacancy exists, it is intended that the Nominating Committee of the Board of Directors will recommend a substitute nominee for approval by the Board of Directors.

It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted “FOR” the director nominees: James E. Biddle, Jr., Marsha S. Henderson, Kenneth C. Kirst, Michael J. Rogers, Nancy W. Ware, and Lee C. Wortham.
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES OF THE BOARD OF DIRECTORS.
INFORMATION REGARDING DIRECTORS, DIRECTOR NOMINEES
AND EXECUTIVE OFFICERS
The following tables set forth the names, ages, and positions of the director nominees, the directors continuing in office, and the executive officers of the Company:
Nominees for Director:

			Term to
Name	Age	Position	Expire	Independent*

James E. Biddle, Jr.	49	Director	2014	Yes

Marsha S. Henderson	63	Director	2014	Yes

Kenneth C. Kirst	58	Director	2014	Yes

Michael J. Rogers	53	Director	2012	Yes

Nancy W. Ware	54	Director	2014	Yes

Lee C. Wortham	53	Director	2013	Yes

*	Independence has been determined by the Company’s Board of Directors as defined in the listing rules of NYSE Amex.
Directors Continuing in Office and Executive Officers:

			Term
Name	Age	Position	Expires	Independent*

Phillip Brothman	72	Director	2013	Yes
		Chairman of the Board

Mary Catherine Militello	53	Director	2013	Yes

Robert G. Miller, Jr. †	54	Director	2012	No
		Secretary of the Company
		President, The Evans Agency, Inc.
		Executive Vice President of Evans Bank, N.A.

David J. Nasca †	53	Director	2013	No
		President and Chief Executive Officer of the Company
		President and Chief Executive Officer of Evans Bank, N.A.

			Term
Name	Age	Position	Expires	Independent*

John R. O’Brien	61	Director	2012	Yes
		Vice Chairman of the Board

James Tilley	69	Director	2012	Yes

Thomas H. Waring, Jr.	53	Director	2013	Yes

William R. Glass †	64	Executive Vice President of Evans Bank, N.A.	—	—

Gary A. Kajtoch †	44	Treasurer of the Company	—	—
		Executive Vice President and Chief Financial Officer of Evans Bank, N.A.

Cynthia M. Rich †	50	Executive Vice President of Evans Bank, N.A.	—	—

†	Executive Officer

*	Independence has been determined by the Company’s Board of Directors as defined in the listing rules of NYSE Amex.
Directors, Director Nominees and Executive Officer Information.
Set forth below are the biographies of (1) each of the nominees and continuing directors containing information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company beginning in 2011, and (2) the executive officers of the Company.
Nominees for Director
Mr. Biddle has been a director of the Company since 2001. He serves as the Chairman and Treasurer of Mader Construction Co., Inc., and has held that position since 2001. In addition, Mr. Biddle serves as the Vice President and Treasurer of Arric Corp., an environmental remediation company. Mr. Biddle has extensive experience in the construction sector, an attribute that enables him to assist the Board in understanding the opportunities and risks of a large component of our loan portfolio. In addition, his experience as a treasurer provides the Board skills in assessing risk and exercising diligence, which are functions relevant to his service on the Audit Committee, as well as the Governance and Nominating Committees. We believe that Mr. Biddle’s work in the construction industry, his continuing executive experience, and his proven financial acumen make him a very valuable member of our Board and its Audit, Governance and Nominating Committees.
Mrs. Henderson has been a director of the Company since January 1, 2011. She is the Vice President for External Affairs at the University at Buffalo, a university in the State University of New York system, and has held that position since 2005. Mrs. Henderson was the President of the Western New York District of KeyBank, N.A. from 1998 to 2005. From 1990 to 1998, Mrs. Henderson held the position of Senior Vice President and Market Manager, Private Clients Group, of Fleet Boston. Mrs. Henderson worked at M&T Bank from 1971 to 1990, with much of her time spent in commercial lending and operations, including as Vice President of the WNY Commercial Group from 1985 to 1990. Mrs. Henderson’s experience working in a leadership position in the Western New York banking industry and her highly visible role in one of Western New York’s leading institutions in the University at Buffalo provide the Board with valuable banking and strategic expertise and community leadership.
Mr. Kirst has been a director of the Company since 2005. He is the Executive Vice President of Kirst Construction, Inc., a construction company, and has held that position since 2004. From 1976 until 2004, he was the Vice President of Kirst Construction, Inc. Mr. Kirst’s significant experience as an executive in a construction company provides the Board with in-depth knowledge of the real estate marketplace. His high-

level executive experience qualifies him for service as a member of our Board of Directors, as well as serving on our Governance Committee.
Mr. Rogers is a nominee for director of the Company. He is a certified public accountant in New York State and a managing member of the real estate development company, Oakgrove Development, LLC, a position he has held since 2008. Mr. Rogers was the Executive Vice President and Chief Financial Officer of Great Lakes Bancorp, the parent company of Greater Buffalo Savings Bank, from 2006 to 2007. From 2004 to 2005, Mr. Rogers worked as an independent consultant, principally on Sarbanes-Oxley initiatives and business rationalization reviews. Mr. Rogers worked at KPMG LLP from 1984 to 2004, including his service as an audit partner from 1995 to 2004. In his role as an auditor at KPMG LLP, a leading accounting firm, Mr. Rogers worked on several engagements for financial institutions, particularly banks. His many years of experience have provided Mr. Rogers with a very strong knowledge base on the banking industry. His previous roles as an audit partner, SEC reviewing partner, and CFO also demonstrate his high level of competence in the areas of finance and accounting in general, and SEC reporting in particular, providing the Board an additional expert on these matters in an increasingly complex regulatory environment.
Mrs. Ware has been a director of the Company since 2003. She has served as the President of EduKids, Inc. Early Childhood Centers since 1989. Mrs. Ware is a well-known and respected leader in the Western New York business community. Her success as an entrepreneur in starting and growing her business is evidence of the business acumen she brings to our Board. As the CEO of her own business, she has dealt with all aspects of its operations and regularly encounters the same issues and challenges that our Human Resource and Compensation, Nominating, and Governance Committees face on a regular basis.
Mr. Wortham has been a director of the Company since January 1, 2011. He has been a Partner in Barrantys, LLC, a family office, investment, estate, and tax planning firm, since 2007. Prior to his role with Barrantys, Mr. Wortham was an Executive Vice President of the Wealth Management Group of First Niagara Financial Group from 2005 to 2007. From 1999 to 2005, Mr. Wortham was the Executive Vice President of Global Private Client Services, Product Development, and Central Operations for The Bank of New York. Mr. Wortham held several positions at Chase Manhattan Bank and Chemical Bank (currently JP Morgan Chase & Co.) from 1985 to 1999, including Managing Director of the Global Private Bank, Entrepreneurs and Business Owners Segment. He started his career at M&T Bank in retail banking from 1980 to 1985. Mr. Wortham’s extensive experience in the financial services industry makes him an important addition to the Board. His expertise will be valuable in helping the Board evaluate the Company’s strategies to diversify its product offerings and revenue stream as a growing and competitive financial institution.
Directors Continuing in Office and Executive Officers
Mr. Brothman has been a director of the Company since 1976. He was a partner in the law firm of Hurst Brothman & Yusick from January 1969 until February 2004 when Hurst Brothman & Yusick merged with Harris Beach PLLC. Mr. Brothman was a member of the law firm of Harris Beach PLLC from February 2004 until January 2010 when he became Senior Counsel to the Firm. He has served as Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of Evans Bank, N.A. (the “Bank”) since January 2001. Mr. Brothman’s board experience, from his nine years as Chairman of the Company’s Board and his three decades of experience as a member of the Company’s Board of Directors, provides him with key skills in working with directors and understanding board processes and functions. These same skills make him well suited to the Corporate Governance and Nominating Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Further, we believe Mr. Brothman’s work with multiple sectors of industry as an attorney, including local municipalities and school districts, small and mid-sized businesses, and high net-worth individuals provides our Board with insights into the goals and concerns of current and potential customers.
Mrs. Militello has been a director of the Company since 2004. She has owned and managed Militello Marketing, a marketing consulting company, since 1999. Mrs. Militello’s experience in providing companies with consulting services provides her with a collection of best practices and strategies to help inform our

Board’s general corporate decision-making, our Human Resource and Compensation Committee’s specific analyses regarding executive pay and benefits, and our Audit Committee’s oversight and review of our Company’s financial plans and policies. Prior to owning and managing Militello Marketing, Mrs. Militello was Vice President of Marketing at Graphic Controls from 1991 to 1998, and Senior Marketing Manager at Fisher-Price from 1985 to 1990. Mrs. Militello attained an MBA from The Wharton School of the University of Pennsylvania, one of the nation’s top business schools. With her prior business experience, strategic marketing expertise and educational background, we believe Mrs. Militello is a valuable member of our Board and its Audit and Human Resource and Compensation Committees.
Mr. Miller has been a director of the Company since 2001. Mr. Miller also serves as the Secretary of the Company and has held the position since April 2010. He has served as the President of The Evans Agency, Inc. (“TEA”), an indirect wholly-owned subsidiary of the Company, since 2000 and as Executive Vice President of the Bank since December 2009. He also has served as the President of Evans Financial Services, Inc., a wholly-owned subsidiary of the Bank, since May 2002. Mr. Miller serves as President of TEA pursuant to an employment agreement with the Company and TEA. Mr. Miller’s substantive experience in the financial services industry gives him a solid foundation from which to advise the Board with respect to financial service acquisition opportunities, and his experience overseeing a financial sales force provides him with a practical background on matters such as developing strategies to succeed in a highly competitive marketplace.
Mr. Nasca has been a director of the Company since September 1, 2006. Mr. Nasca also serves as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank. He has held the position of President of the Company and the Bank since December 1, 2006, and Chief Executive Officer of the Company and the Bank since April 1, 2007. Mr. Nasca served as Chief Operating Officer of LifeStage, LLC, a health care services startup company, from October 2005 to August 2006. From June 2004 to July 2005, Mr. Nasca served as Executive Vice President of Strategic Initiatives of First Niagara Financial Group. Mr. Nasca held the position of Executive Vice President, Consumer Banking Group, Central New York Regional Executive of First Niagara Financial Group from June 2002 through June 2004. Mr. Nasca serves as President and CEO of the Company and the Bank pursuant to an employment agreement with the Company and the Bank. As President and CEO, Mr. Nasca provides our Board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities. The Board has determined that Mr. Nasca’s significant experience in the banking industry over the past twenty-seven years, including operational, financial, and executive roles, as well as his unique perspective as leader of our management team, qualifies him for service as a member of our Board of Directors.
Mr. O’Brien has been a director of the Company since 2003. Prior to his retirement in June 2004, Mr. O’Brien served as the Executive Director of Financial Administration for the Roman Catholic Diocese of Buffalo, New York. Prior to his role with the Diocese of Buffalo, Mr. O’Brien was an audit partner at KPMG LLP, a national accounting and consulting firm. We believe his extensive high-level executive experience has routinely exposed him to financial analysis and oversight, preparing him for service as our Audit Committee Chair, monitoring regulatory financial compliance and interacting with inside and outside public accountants and auditors. Further, we believe that Mr. O’Brien’s experience at a national accounting/consulting firm and his prior experience on an executive level make him a valuable member of our Board and its Audit, Human Resource and Compensation, and Nominating Committees.
Mr. Tilley has been a director of the Company since 2001. Mr. Tilley served as President of the Company and the Bank from January 2001 until December 1, 2006, and as Chief Executive Officer of the Company and the Bank from January 2002 until April 1, 2007. Since his retirement, Mr. Tilley has held the position of interim President and CEO of the United Way of Buffalo and Erie County from January to July 2009, and as interim President and CEO of the Buffalo and Erie County Botanical Garden Society, Inc. from October 2009 to January 2011. We believe Mr. Tilley’s qualifications to sit on our Board of Directors include his years of executive experience in the banking industry, specifically his over-20 years of service to our Company, as well as the deep understanding of our customers, employees and products that he has acquired over the same period.

Mr. Waring has been a director of the Company since 1998. He has owned and managed Waring Financial Group, a financial planning, insurance and financial services and sales firm, since 1996. He has also been the managing member of Family & Business Directions, LLC, a fee-based consulting business serving family-held and closely-held business owners, their families, and key executives, since 2010. Mr. Waring’s financial services experience provides the Board with a deeper understanding of the products and services which the Company needs to provide in the marketplace to remain competitive, as well as the delivery of those products and services. Mr. Waring has a Masters Degree in Financial Services from the American College in Bryn Mawr, PA and frequently advises high net worth individuals, family business owners and closely-held business owners. He is experienced in providing strategic planning and development advice, including designing and implementing executive and key employee benefits. We believe Mr. Waring’s qualifications to sit on our Board of Directors and Human Resource and Compensation Committee include his extensive sales and marketing experience with a financial services company, as well as his executive leadership and management experience.
Mr. Glass has served as Executive Vice President of the Bank since December 2009. Mr. Glass is in the process of transitioning many of his former responsibilities as Senior Loan Officer to the Chief Commercial Loan Officer and Senior Credit Officer prior to his planned retirement on December 31, 2012. He continues to support business development. Prior to serving as Executive Vice President of the Bank, Mr. Glass served as Senior Vice President of the Bank from 1994 to December 2009. He served as Chief Executive Officer of Evans National Leasing, Inc. (“ENL”) from December 2004 to April 2010. Mr. Glass served as Secretary of the Company from April 2006 to April 2010. He served as Assistant Secretary of the Company from April 2003 until April 2006. Mr. Glass serves as Executive Vice President of the Bank pursuant to an employment agreement with the Company and the Bank.
Mr. Kajtoch has served as Treasurer of the Company and Chief Financial Officer of the Bank since April 2007 and February 2007, respectively. He has also served as Executive Vice President of the Bank since December 2009. Mr. Kajtoch served as Senior Vice President of the Bank from February 2007 to December 2009. Prior to joining the Company, Mr. Kajtoch served as a Vice President in the Finance Division of M&T Bank. His responsibilities at M&T included serving as manager of Management Accounting from 2005 to 2007. Mr. Kajtoch serves as Treasurer of the Company and Chief Financial Officer and Executive Vice President of the Bank pursuant to an employment agreement with the Company and the Bank.
Mrs. Rich has served as the Executive Vice President of the Bank since December 2009 and Chief Executive Officer of Evans National Leasing, Inc. (“ENL”) since April 2010. Prior to serving as Executive Vice President of the Bank, Mrs. Rich served as Senior Vice President of the Bank from June 2007 to December 2009. Prior to joining the Company, Mrs. Rich served as Vice President of Bank-Wide Infrastructure Initiative at M&T Bank from 2005 to 2006. She held the position of Vice President of Retail Operations and Service from 1999 to 2005. Mrs. Rich serves as Executive Vice President of the Bank pursuant to an employment agreement with the Company and the Bank.
Independence of Directors
A majority of the Board of Directors and each member of the Audit, Human Resource and Compensation, and Nominating Committees are independent, as affirmatively determined by the Board, consistent with the criteria established by NYSE Amex and as required by the Company’s Bylaws.
The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and principal shareholders, including those reported below under “Transactions with Related Persons.” The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that of the nominees, James E. Biddle, Jr., Marsha S. Henderson, Kenneth C. Kirst, Michael J. Rogers, Nancy W. Ware, and Lee C. Wortham, meet the Company’s standard of independence, as do the following continuing directors: Phillip Brothman, Mary Catherine Militello, John R. O’Brien, James Tilley, and Thomas H. Waring, Jr. David J. Nasca and Robert G. Miller, Jr. were determined not to be independent because they are currently executive officers of the Company.
Leadership Structure. Phillip Brothman has served as Chairman of the Company’s Board of Directors since 2001. In his capacity as Chairman, Mr. Brothman chairs meetings of the Board and executive sessions of the Board, coordinates the activities of the other independent directors, and performs such other duties and responsibilities as the Board of Directors may determine. These duties also include chairing meetings of the Company’s shareholders, overseeing the preparation of agendas for meetings of the Board, keeping directors informed through the timely distribution of information and reports, maintaining contact with the Company’s CEO and outside counsel between meetings to stay current on developments and to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters.
In 2001, we separated the positions of Chairman and CEO. While the separation of these positions is not required by our bylaws, we believe that it is the most appropriate leadership structure for us at this time. We believe that it is advantageous to separate the two positions in order to provide for independent director control over Board agenda and information flow, encourage open and lively communication between the independent directors and management, and to help balance the leadership of the Board.
Oversight of Risk Management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, credit, liquidity, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Board’s role in the Company’s risk oversight process has not directly impacted its leadership structure.
Policy for Director Attendance at Annual Meeting. It is the policy of the Company that all directors be present at the Annual Meeting, barring unforeseen or extenuating circumstances. All directors were present at the Company’s 2010 Annual Meeting, except Thomas H. Waring, Jr., who was out of the country.
Shareholder Communications with the Board of Directors. Shareholders and other parties interested in communicating directly with the Company’s Board of Directors may do so by writing to the Evans Bancorp, Inc. Board of Directors, One Grimsby Drive, Hamburg, NY 14075. All correspondence received under this process is compiled and summarized by the Executive Assistant to the President and Chief Executive Officer of the Company and presented to the Board of Directors. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. These procedures are available in the Governance Documents — Audit Concerns and Communication Policy section of the Company’s website (www.evansbancorp.com).
Code of Ethics for Chief Executive Officer and Principal Financial Officers. The Company has a “Chief Executive Officer/Treasurer/Controller Code of Ethics,” which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer. The “Chief Executive Officer/Treasurer/Controller Code of Ethics” is available in the Governance Documents section of the Company’s website (www.evansbancorp.com). The Company intends to post amendments to or waivers from its code of ethics at this location on its website.

BOARD OF DIRECTOR COMMITTEES
The Company’s Board of Directors has four standing committees: the Audit Committee, the Governance Committee, the Human Resource and Compensation Committee and the Nominating Committee. The members of each committee have been nominated by the Chairman of the Board of Directors and approved by the full Board. The names of the members of each committee, together with a brief description of each committee’s function, is set forth below.
Audit Committee:
John R. O’Brien, Chairman
James E. Biddle, Jr.
Mary Catherine Militello
The Audit Committee met eight times during fiscal 2010. The Audit Committee is responsible for reviewing the financial information of the Company that will be provided to shareholders and others, overseeing the systems of internal controls which management and the Board of Directors have established, selecting and monitoring the performance of the Company’s independent auditors, and overseeing the Company’s audit and financial reporting processes. The Board of Directors has determined that John R. O’Brien and James E. Biddle, Jr. each qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K, and that each member of the Audit Committee is an “independent director” in accordance with applicable NYSE Amex listing requirements and Rule 10-A 3(b)(1) under the Exchange Act. The Board of Directors has adopted an Audit Committee Charter, which is available in the Governance Documents section of the Company’s website at www.evansbancorp.com.
Human Resource and Compensation Committee:
Thomas H. Waring, Jr., Chairman
John R. O’Brien
Phillip Brothman
Nancy W. Ware
Mary Catherine Militello
The Human Resource and Compensation Committee met five times during fiscal 2010. The Human Resource and Compensation Committee is responsible for administering the Company’s equity plans and awarding new grants thereunder, for administering the Evans Excels Plan and the Employee Stock Purchase Plan, for making such determinations and recommendations as the Human Resource and Compensation Committee deems necessary or appropriate regarding the remuneration and benefits of employees of the Company and its subsidiaries and, in addition, for reviewing with management the Compensation Discussion and Analysis and providing a report recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in the Proxy Statement.
The Human Resource and Compensation Committee has the authority to act on behalf of the Board of Directors in setting compensation policy, administering Board or shareholder approved plans, approving benefit programs and making decisions for the Board with respect to compensation of senior management. The Human Resource and Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resource and Compensation Committee, the Board or members of management. As discussed in more detail below under “Compensation Discussion and Analysis,” the Company’s executive officers may attend Human Resource and Compensation Committee meetings to present data and analysis and to make recommendations regarding executive (excluding the President and CEO) and employee compensation, benefit plans and promotions. The Human Resource and Compensation Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to CEO and other officer compensation, evaluates the CEO’s performance in light of those goals and objectives, and as a committee or together with the independent members of the Board, determines and approves the CEO’s compensation levels based on this evaluation.
The Human Resource and Compensation Committee also has the authority to review and recommend to the full Board for approval director compensation, including board fees, committee fees and additional compensation, including awards of stock options and restricted stock.

In carrying out its duties, the Human Resource and Compensation Committee has the authority to retain, at the Company’s expense, and to terminate, a compensation consultant. The Human Resource and Compensation Committee also has the authority to retain independent counsel and other advisors at the Company’s expense. During 2010, the Human Resource and Compensation Committee engaged Arthur Warren, an executive compensation consultant, to provide the Human Resource and Compensation Committee with data and analysis, best practices, current trends in the industry and education. A more detailed discussion of the role played by the compensation consultant in advising the Human Resource and Compensation Committee regarding executive compensation matters is set forth below under “Compensation Discussion and Analysis — Role of Compensation Consultants” and “Compensation Discussion and Analysis — Benchmark Analysis.”
The Board of Directors has determined that each of the members of the Human Resource and Compensation Committee is an “independent director,” in accordance with applicable NYSE Amex listing requirements. The Board of Directors has adopted a Human Resource and Compensation Committee Charter, which is available in the Governance Documents section of the Company’s website at www.evansbancorp.com.
Governance Committee:
Nancy W. Ware, Chairwoman
Kenneth C. Kirst
James E. Biddle, Jr.
James Tilley
Phillip Brothman
The Governance Committee met three times during fiscal 2010. Its purpose is to assist the Board in developing and implementing corporate governance guidelines for the Company, and to provide oversight of the corporate governance affairs of the Company.
Nominating Committee:
Phillip Brothman, Chairman
Nancy W. Ware
James E. Biddle, Jr.
John R. O’Brien
The Nominating Committee met five times during fiscal 2010. It is charged with the responsibility of identifying and recommending to the Board candidates for director nominees to be presented to the shareholders for their consideration at the annual meetings of shareholders, and to fill vacancies on the Board of Directors. The director nominees for the Annual Meeting were selected by a majority of the independent directors of the full Board. The Board of Directors has determined that each of the members of the Nominating Committee is an “independent director,” in accordance with applicable NYSE Amex listing requirements. The Board of Directors has adopted a Nominating Committee Charter, which is available in the Governance Documents section of the Company’s website at www.evansbancorp.com.
The Company’s bylaws set out the procedure to be followed by shareholders desiring to nominate directors for consideration at an annual meeting of shareholders. Under the Company’s bylaws, shareholder director nominations must be submitted to the Secretary of the Company in writing not less than 14 days nor more than 50 days immediately preceding the date of the annual meeting. If less than 21 days notice of the annual meeting is given to shareholders, nominations must be mailed or delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification must contain the following information to the extent known by the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of common stock of the Company owned by the notifying shareholder. Additionally, the Company’s bylaws require that, in order to serve as a director of the Company, an individual must own at least $10,000 aggregate market value of the Company’s common stock and must be less than 70 years of age. Upon his or her first election or appointment to the Board of Directors, a new director shall hold, or shall obtain within sixty (60) calendar days after such election or appointment, not less than $10,000 aggregate market value of the Company’s common stock, based on the trailing 365-day average price. A new director shall have a period of five (5) years from the beginning of such director’s term of office to obtain said common stock of not less than $50,000 aggregate market value. The value of a new director’s Qualifying Shares at the beginning of his or her term in office shall be determined as of the date purchased or the date on which the individual becomes a director, whichever value is greater. (Current members of the Board of Directors shall have until August 18, 2014 to obtain said common stock of not less than $50,000 aggregate market value, based on the Trailing 365-Day Average Price.) Nominations not made in accordance with the bylaws of the Company may be disregarded by the presiding officer of the meeting, in his or her discretion, and upon his or her instruction, the inspectors of election may disregard all votes cast for each such nominee. However, in the event that any such nominee is nominated by more than one shareholder, the nomination shall be honored, and all votes cast in favor of such nominee shall be counted if at least one nomination for that person complies with the provisions of the bylaws of the Company.
The process whereby the Nominating Committee identifies director candidates may include identification of individuals well-known in the community in which the Company operates and individuals recommended to the Nominating Committee by current directors or officers who know those individuals through business or other professional relationships, as well as recommendations of individuals to the Nominating Committee by shareholders and customers. In its evaluation of prospective director candidates, the Nominating Committee considers an individual’s independence (as defined in the listing rules of NYSE Amex), skills and experience relative to the needs of the Company. Director candidates meet personally with the members of the Nominating Committee and are interviewed to determine their satisfaction of the criteria referred to above. Although the Company has no policy regarding diversity, the charter of the Nominating Committee provides that diversity is one of the criteria the Nominating Committee may consider when selecting individuals to recommend for Board membership, together with independence, sound judgment, skill, integrity, willingness to make the required time commitment, understanding of financial statements and knowledge of and experience in the Company’s and its subsidiaries’ businesses, and the interplay of a candidate’s experience with the experience of other members of the Board of Directors. There is no difference in the manner in which the Nominating Committee will evaluate director candidates recommended by shareholders, as opposed to director candidates presented for consideration to the Nominating Committee by directors, officers or otherwise.
Board Meetings and Attendance at Board of Director and Committee Meetings. The Company’s Board of Directors met twelve times during fiscal 2010. Each incumbent director attended at least 75% of the aggregate of: (1) all meetings of the Company’s Board of Directors (held during the period for which he or she served as a director) and (2) all meetings held by the committees of the Company’s Board of Directors on which he or she served (during the periods that he or she served).
Availability of Committee Charters and Other Corporate Governance Documents. Current copies of the written charters for the Audit Committee, Governance Committee, Human Resource and Compensation Committee, and Nominating Committee, copies of the Company’s “Chief Executive Officer/Treasurer/Controller Code of Ethics” and “Code of Conduct,” the “Policy for Communication to the Board of Directors,” and the process for reporting questionable accounting or audit matters are available in the Governance Documents section of the Company’s website at www.evansbancorp.com.
DIRECTOR COMPENSATION
Director Fees. Each director of the Company also serves as a member of the Board of Directors of the Bank. Non-employee directors do not receive compensation for meetings of the Bank’s Board, but do receive committee fees. Further, it is the policy of the Board that employee directors are not paid for their service on the Company’s or the Bank’s Board of Directors in addition to their regular employee compensation.

During fiscal 2010,
•	non-employee directors were compensated at the rate of $1,000 in cash ($1,350 for Mr. Biddle), payable on a monthly basis, and $500 in shares of restricted stock payable as a lump sum grant equal to $6,000 at the January board meeting. The number of shares of restricted stock awarded was calculated by dividing $6,000 by the closing price for a share of the Company’s common stock on the NASDAQ Global Market on the date of grant. In January 2010, each non-employee director received a grant of 490 shares of restricted stock. Each restricted stock grant vested on a one-year basis, with 100% of the award vesting on the anniversary of the grant date. However, upon Mr. Taylor’s retirement from the Board in June 2010, a pro-rated portion of his grant, equal to 204 shares, vested. Vesting of restricted stock grants is accelerated on a pro-rated basis upon resignation, retirement, or a change in control of the Company.

•	non-employee directors were compensated at a rate of $350 per committee meeting of the Board of Directors of the Company and of the Bank, and the chairperson of each committee received $550 per meeting, except that members of the Company’s Audit Committee and Human Resource and Compensation Committee received $600 per meeting, and the chairperson of each of those committees received $900 per meeting.

•	in addition to director meeting fees, Mr. Brothman received $43,000 in 2010 for serving as Chairman of the Board of Directors of the Company and of the Bank. Mr. Brothman was not paid committee meeting fees.

•	In February 2011, consistent with the prior year’s practice, each non-employee director received a grant of 420 shares of restricted stock. Each restricted stock grant vests on a one-year basis, with 100% of the award vesting on the anniversary of the grant date. Vesting of restricted stock grants is accelerated on a pro-rated basis upon resignation, retirement, or a change in control of the Company.
Director Compensation. The following table provides information with regard to the compensation for the Company’s non-employee directors during the fiscal year ended December 31, 2010.

				Change in Pension Value
	Fees Earned	Stock		and Non-qualified
	or Paid in	Compensation	Option	Deferred
	Cash	Awards	Awards	Compensation Earnings	Total
Name	($)	($)	(1) ($)	(2) ($)	($)

James Biddle, Jr.	24,150	6,000	—	—	30,150

Phillp Brothman	55,000	6,000	—	—	61,000

Kenneth C. Kirst	24,250	6,000	—	—	30,250

Mary C. Militello	18,350	6,000	—	—	24,350

John R. O’Brien	32,000	6,000	—	—	38,000

David M. Taylor (3)	15,350	2,500	—	—	17,850

James Tilley (4)	20,750	6,000	—	—	26,750

Nancy W. Ware	18,400	6,000	—	—	24,400

Thomas H. Waring	16,850	6,000	—	—	22,850

(1)	The following reflects all equity awards outstanding for each director as of December 31, 2010. The stock option awards reflect unexercised grants of stock options, whether or not vested:

Name	Stock Options (#)
James E. Biddle, Jr.	4,261
Phillip Brothman	10,650
Kenneth C. Kirst	2,000
Mary C. Militello	3,103
John R. O’Brien	3,921
David M. Taylor	4,261
James Tilley	1,000
Nancy W. Ware	4,261
Thomas H. Waring, Jr.	6,390

(2)	Deferred Compensation Plan. The Company maintains a non-qualified deferred compensation plan whereby the directors may elect to defer 1% to 100% of their fees until retirement or termination of service. The Company credits such deferrals at a rate determined at the beginning of each plan year equal to 1% over the prime rate as of each January 1st. During 2010, there were no amounts credited for participating directors under the deferred compensation plan at interest rates greater than 120% of the applicable federal long-term rate.

(3)	Mr. Taylor resigned his position as director of the Company on June 15, 2010. When he resigned his position, a pro-rata amount of the original $6,000 grant vested and he received 204 shares..

(4)	Mr. Tilley received $131,907 in distributions from retirement plans through the Company in fiscal 2010, related to his prior service as an executive officer.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The members of the Human Resource and Compensation Committee are: Phillip Brothman, Mary Catherine Militello, John R. O’Brien, Nancy W. Ware and Thomas H. Waring, Jr. None of the members of the Human Resource and Compensation Committee during fiscal 2010 is or has been an officer or employee of the Company or any of its subsidiaries. Mr. Brothman is senior counsel to the law firm of Harris Beach PLLC, which serves as general counsel to the Company and receives legal fees in exchange for such services. The company purchases certain insurance policies from insurance companies for which Mr. Waring serves as agent. See “Transactions with Related Persons.”
During fiscal 2010, none of the Company’s executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity, whose executive officers served on the Human Resource and Compensation Committee or the Company’s Board of Directors.
COMPENSATION COMMITTEE REPORT
The information contained in this Human Resource and Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The Human Resource and Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Human Resource and Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Human Resource and Compensation Committee
Thomas H. Waring, Jr., Chairman
Mary Catherine Militello
Nancy W. Ware
Phillip Brothman
John R. O’Brien
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis.
Executive Compensation Philosophy. The Human Resource and Compensation Committee (the “Committee”) has reviewed the various elements of executive compensation during 2010 to ensure that the elements of compensation will align executives’ interest with those of the shareholders and the long-term interest of the Company. The Committee reviews each element of compensation to ensure they will allow the Company to attract and retain superior executive talent and reward performance while managing risk. The Company’s compensation program during 2010, discussed in greater detail below, included:
•	Cash base salary and employment contracts competitive within the industry, designed to enable the Company to recruit and retain highly-qualified individuals;

•	Cash bonus incentive plans, directly linking pay to performance and designed to motivate executives to deliver superior results without encouraging excessive risk;

•	Long-term equity incentives designed to align executives’ interests with those of the Company’s shareholders in achieving long-term growth;

•	A Supplemental Executive Retirement Plan (“SERP”), designed to assist the Company in retaining talented executives; and

•	A qualified 401(k) and non-qualified deferred compensation plan allowing executives to defer “pre-tax” earnings to save adequately for retirement.
The decisions made on senior executive compensation, including NEO compensation, are based primarily upon the Committee’s assessment of each executive’s leadership, operational performance and potential to enhance long-term shareholder value. The Committee considers its subjective assessment of these individuals, and not rigid formulas or short-term changes in business performance, in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. Key factors affecting the Committee’s judgment include the executive’s performance compared to the financial, operational, and strategic goals established by the Board of Directors at the beginning of each fiscal year; contribution to the Company’s financial results, particularly with respect to key metrics such as asset growth and earnings on capital; and effectiveness in leading our initiatives to increase shareholder value.
Role of the Human Resource and Compensation Committee and CEO. The Committee is composed of independent directors of the Company. It is responsible for all policies and practices related to executive and employee compensation. As part of this responsibility, the Committee reviews and approves corporate goals and objectives relevant to executive compensation, reviews the performance of each of the senior executive officers, including the executive officers named in the Summary Compensation Table below (the “Named Executive Officers” or “NEOs”), and approves compensation actions for them, including all of the policies under which executive compensation is paid or awarded. The Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to NEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and as a committee or together with the independent members of the Board determines and approves the CEO’s compensation levels based on this evaluation.
The Committee meets at least quarterly. In addition to information provided by the consultant as described below, members of Company management may attend Committee meetings to provide the Committee with information relating to the Company’s compensation and benefit plans and programs, recommended changes to those plans and programs, and educational material. In particular, the Bank’s President and CEO, Chief Financial Officer, and Senior Vice President of Human Resources attend Committee meetings to present data and analysis and to formulate recommendations regarding executive (excluding the President and CEO) and employee compensation, benefit plans and promotions. The Senior Vice President of Human Resources provides the Committee with data for its consideration in setting the base salary for the President and CEO. In determining the base salary, annual incentive and long-term incentive components of CEO compensation, the Committee will consider multiple factors including the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. In addition, certain members of the executive management team may attend committee meetings to provide guidance on reporting requirements and/or for investment / insurance issues. The Committee also spends a portion of each meeting convening in executive session, without the presence of any members of management or other attendees.

Role of Compensation Consultants. During 2010, the Committee engaged Arthur Warren, an executive compensation consultant, to provide data and analysis, best practices, current trends in the industry and education to the Human Resource and Compensation Committee. The consultant, specializing in community bank compensation plans, serves as an independent / objective advisor to the Committee and is selected and retained by the Committee. The Committee reviews the analysis provided and requests that the consultant participate in Committee meetings as appropriate. The Senior Vice President of Human Resources works with the consultant to provide data for the consultant to analyze and to ensure the flow of information between the Committee and the consultant remains fluid.
Benchmark Analysis. The base salary compensation of the NEOs and certain other members of the executive management team are compared to a “benchmark” established using industry compensation surveys. Several groups are identified for benchmark analysis including a proxy peer group, a high performing peer group and local banks within our market. The Proxy Peer Group is selected to reflect banks of similar size and regions to the Bank. The High Performing Peer Group is utilized for both compensation benchmarks, as well as comparison for financial performance. In addition, the Committee considers the compensation data for local banks, including the larger money center banks located within our market area, because we compete directly with these institutions for executive talent. The Proxy Peer Group utilized in setting equity compensation levels for 2010 included Chemung Financial Corporation; Cortland Bancorp; Croghan Bancshares, Inc.; CSB Bancorp, Inc.; Dimeco, Inc.’ Emclaire Financial Corp.; Jeffersonville Bancorp; Juniata Valley Financial Corp.; Killbuck Bancshares, Inc.; LCNB Corp.; CNB Financial Corporation; Wilber Corporation; Comm Bancorp, Inc.; Penn Woods Bancorp, Inc.; Codorus Valley Bancorp, Inc.; United Bancshares, Inc.; NB&T Financial Group, Inc.; Mid Penn Bancorp, Inc.; Norwood Financial Corp.; Peoples Financial Corporation; and Bridge Bancorp, Inc. The High Performing Peer Group, which is the group utilized to compare overall company performance included CNB Financial, Comm Bancorp, Merchants Bancshares, Monroe Bancorp, Wilber Corporation and Penn Wood Bancorp. Compensation data for local banks included Lakeshore Bancorp, Financial Institutions, First Niagara Financial Group, M&T Bank Corporation and Tompkins Financial Corporation. In addition, survey data created by Pearl Meyer & Partners, as well as American Bankers Association, was reviewed by both asset size as well as region.
The Committee utilizes the salary surveys as a source of information in determining base salary for Messrs. Nasca and Kajtoch, and has generally targeted the 50th to the 75th percentile for base salary. The base salaries of Mr. Miller and Mr. Glass are not compared to benchmark data but are determined based upon their individual performance as compared to annual goals, including the achievement of corporate strategic and operational objectives. The Committee uses the survey data as a point of reference and comparison only, and not for purposes of establishing or setting a specific level of compensation to be achieved. The survey data includes companies that may not have the complexity of our organization, such as an insurance component and/or leasing component, and we believe it is important to pay for the expertise required to manage our business. Because the roles and responsibilities of executive officers can vary from one institution to another, the Committee also considers each NEO’s experience, length of service in his or her position, and individual performance. The Committee has made the decision to pay above the 50th percentile for NEO salary where the Committee believes it is necessary to attract superior executive talent and/or experience in order to support planned growth of the Company. The Committee believes that this is appropriate in light of the expected future roles of the executives in supporting a larger organization as the Company pursues a growth strategy. The Company paid Mr. Nasca 95% and Mr. Kajtoch 111% of the weighted average base salary at the 50th percentile, as reported in the 2009 salary surveys utilized by the Committee as described above. See “Executive Total Compensation — Base Salary” below for a discussion of actions taken with respect to the NEOs’ base salary in 2010.
The Committee also utilized the compensation consultant to provide advice to the Committee related to other elements of compensation and to assess the value of additional compensation provided for our NEOs.
Executive Total Compensation. The key elements of the Company’s NEO compensation program and the actions taken with respect to each element for 2010 are:

1.	Base Salary. The Company’s approach to compensation begins with establishing a fair base salary determined by individual factors, such as the employee’s role in the organization, scope and complexity of responsibility of the position, the market value of his or her job, the level of an individual’s expertise in the role and his or her performance in the position, as well as Company performance factors, such as Company financial performance, including earnings per share and growth in net income. The Committee also considers the level of achievement of corporate strategic and operational objectives established by the Committee as described above under “Compensation Discussion and Analysis — Role of the Human Resource and Compensation Committee and CEO.” During 2010, the Committee engaged Arthur Warren to review competitive market data as mentioned above under “Role of Compensation Consultants.” In setting individual NEO salary, the Committee considered market data, including the peer group data and salary surveys discussed above under “Benchmark Analysis.” The committee also considers the recommendation of the President and CEO in setting the base salary for Messrs. Kajtoch and Miller. The compensation for Mr. Glass was based upon a contractual agreement between the Company and Mr. Glass and his current role to transition industry and competitive knowledge to his successor until his planned retirement in December 2012. The Committee sets the base salary for Mr. Nasca after considering the individual and Company performance factors discussed above, as well as the data provided by the Senior Vice President for Human Resources.

After consideration of compensation data, Company performance and individual performance, the Committee approved increases to the base salary of each of our NEOs as follows: Mr. Nasca’s annual base salary was increased from $242,650 to $252,650, Mr. Kajtoch’s annual base salary was increased from $161,400 to $166,800, Mr. Miller’s annual base salary was increased from $219,600 to $226,900. Mr. Glass’ annual salary was maintained at $192,900. The Committee exercised its discretion to increase the NEOs’ salary based on its subjective assessment of each individual’s performance, as described above under “Compensation Discussion and Analysis — Executive Compensation Philosophy.”

2.	Short-Term Cash Incentive Compensation. The Evans Excels Plan is a short-term incentive compensation plan intended to reward performance of officers of the Bank and ENL, including the NEOs. The plan is designed to motivate employees to attain desired objectives and encourage teamwork and collaboration while aligning compensation with overall Company performance. This plan is a key element of the total compensation benefits provided to our NEOs and allows the Company to remain competitive with the market by providing the opportunity to receive significant cash incentives. The design of the plan is intended to ensure that Company goals are attained before any benefits are paid to executives and employees. For 2010, the Company utilized Company annual net income growth as the measure for determining whether awards would be paid under the Evans Excels Plan. The Committee determined the levels of growth in net income which it believes provides a reasonable balance between shareholder value and appropriate employee motivation and reward. A “target” of $4,530,711, which would pay out 100% of the potential incentive was based upon the targeted growth in net income for 2010. A “threshold” was set at $4,308,801, which would provide potential incentive payout at 50%, and a “stretch” goal was set at $4,752,621 which would provide potential incentive payout at 150%. If actual net income growth were below the “threshold,” no incentive would be paid. In 2010, the “stretch” goal was met. The Committee believes that the targets established required strong overall performance. All awards are to be paid out as a percentage of a participant’s base salary earned during the relevant performance period, which runs from January 1st to December 31st.

Individual performance and attainment of assigned goals is considered and all employees are required to meet a certain level of performance to receive payment. Individual performance which meets or exceeds expectations is rewarded with additional incentive eligibility, but only if the Company attains the higher overall performance measure (“stretch”) targets. The measure utilized for the NEOs was based upon the growth in net income for 2010, which is also the measure utilized to “open” the plan and allow payout. The payouts are determined pursuant to the following formula: (i) if the minimum net income growth level of threshold is met, Mr. Nasca would be awarded a cash incentive payment equal to 10% of his 2010 base salary and each of Messrs. Miller, Kajtoch and Glass would be awarded a cash incentive payment equal to 7.5% of his 2010 base salary; (ii) if the targeted net income growth level of target is met, Mr. Nasca would be awarded 20% of his base 2010 salary and each of Messrs. Miller, Kajtoch and Glass would be awarded 15% of his 2010 base salary; (iii) if net income growth exceeds the target to stretch, Mr. Nasca would be awarded 30% of his 2010 base salary and each of Messrs. Miller, Kajtoch and Glass would be awarded 22.5% of his 2010 base salary; and (iv) if the minimum net income growth (threshold) is not met, no awards would be payable pursuant to the plan. The Board of Directors may, at its discretion, grant awards notwithstanding performance below threshold. Because the Company achieved the “stretch” target in the plan as indicated in the Summary Compensation Table, the NEOs were paid incentive compensation at the highest level, with the exception of Mr. Glass. Mr. Glass’s incentive award was based on the discretion of the CEO and was indicative of the change in his responsibilities as he transitions toward retirement.

The Evans Excels Plan additionally provides parameters including: the altering, inflating and/or inappropriate manipulation of performance / financial results or any other infraction of recognized ethical standards will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

3.	Equity Incentives. While the Evans Excels Plan focuses on the achievement of short-term performance, the 2009 Long-Term Equity Incentive Plan, approved by shareholders in April 2009, is designed to provide key employees with a reward opportunity that aligns the interests of the participants with those of the Company’s shareholders by focusing on our Company’s performance over a longer period of time. Under the Plan, the Committee grants awards of stock options, under which executives recognize value commensurate with increases in long-term shareholder value, and restricted stock, which provides immediate value to the NEO but loses value in the event that shareholder value decreases. Both stock options and restricted stock link an NEO’s compensation to long-term Company performance. Both types of equity awards also have a retentive effect because they vest over a period of time, typically four years. Vesting may be accelerated under certain circumstances, such as the executive’s death, disability or retirement, or if an executive’s employment is terminated in connection with a change in control of our Company. The Committee believes that the Evans Excels short-term incentive plan and the equity-based long-term incentive plan together create a balance between short-term and long-term performance goals.

Equity awards are typically granted on an annual basis, but may under certain circumstances be granted at other times during the year, for example, in connection with a new hire.

During 2010, the Committee approved the following equity awards (for more detail on these awards, see the “Summary Compensation Table” and “Grants of Plan-Based Awards” table below):
•	Stock Options — during 2010, a total of 7,520 options were granted to 6 employees, none of which were granted to NEOs.

•	Restricted Shares — during 2010, a total of 1,190 restricted shares were granted to 6 employees, none of which were granted to NEOs.
The Committee decided not to grant any equity awards to NEOs in 2010 due to the Company’s financial performance in 2009. In 2009, net income was $0.7 million, an 85.6% decrease from $4.9 million in 2008.
4.	Executive Deferred Salary Plan. Under the Company’s Deferred Compensation Plan, participating NEOs are able to defer, at their election, up to 100% of their base salary. This deferred salary amount accrues interest at the rate of prime plus 1%, based upon prime as stated in the Wall Street Journal as of January 1st each year (4.25% for 2010). The plan is designed to provide a vehicle for executives, including NEOs, to defer their base salary on a “pre-tax” basis in order to achieve their personal retirement goals. The Company does not contribute to this plan.

5.	Supplemental Executive Retirement Plan (the “SERP”). Messrs. Nasca, Miller, Glass and Kajtoch are participants in the Bank’s SERP, which increases their retirement benefits above amounts available under the Company’s tax-qualified and other pension programs. The SERP for Messrs. Glass and Miller are considered an offset plan, designed to provide 70% of base salary offset by benefits provided under the Defined Benefit Pension Plan, Company contributions to the Evans Employee Savings Plan — 401(k) and the value of the Company contribution to Social Security benefits. The SERP for Mr. Glass has the benefit frozen at the value Mr. Glass would attain at age 65 and provides a 20 year payout. The SERP for Mr. Miller provides a 15 year benefit, but the benefit is not frozen at a specific age. The SERP is unfunded and is considered a non-qualified plan for tax purposes. Messrs. Glass and Miller’s annual benefit, when combined with amounts payable under the Company’s tax-qualified and other pension programs and Social Security, will equal 70% of the respective executive’s average of the highest five consecutive years’ salary.

On April 8, 2010, the Compensation Committee approved the adoption of the Evans Bank, N.A. Supplemental Executive Retirement Plan for Senior Executives (the “Senior Executive SERP”), which was effective as of January 1, 2010. Mr. Nasca and Mr. Kajtoch, as well as other employees of the Bank who have been or may in the future be selected by the Board of Directors, are eligible to participate in the Senior Executive SERP. The plan design was based upon recommendations from Arthur Warren, our compensation consultant, and is considered in conformity with current industry practice, as well as competitive within the industry. The plan provides a benefit to Mr. Nasca of 35% of his base salary for a period of 15 years. The benefit for Mr. Kajtoch will be 25% of his base salary for a period of 15 years. There is a 10 year vesting on these plans.

6.	Perquisites. The Company provides its NEOs with perquisites that it believes are reasonable, competitive and consistent with its overall executive compensation program. The Company believes that its perquisites allow senior executive officers to operate more effectively. These perquisites, the aggregate cost of which is disclosed in the “Summary Compensation Table” below, generally include an auto allowance, club memberships and long-term disability insurance.
Employment Agreements. The Company believes the use of clear and concise employment contracts is an effective tool to attract and retain senior executives, as well as to protect proprietary information and customer relationships. The employment agreement for Mr. Glass was amended during 2010 to replace an evergreen contract with a new fixed term contract, which anticipates his planned retirement at December 31, 2012. Messrs. Nasca, Kajtoch and Miller are each covered by a three year term contract with a daily renewal.
Post-Termination Compensation. As mentioned above, the Company has entered into employment contracts with its NEOs which provide for certain severance payments, described below under “Potential Payments Upon Termination or Change in Control,” if the executive’s employment terminates under circumstances described in their employment contracts. In addition, if there is a change in control of the Company, the NEOs may be entitled to full acceleration of their equity-based compensation, as described under “Equity Incentives.” The Committee believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar arrangements in place for their executives. These arrangements may help incentivize NEOs to remain with the Company and to assist in any potential change in control transaction. The Committee attempts to balance protection of its executives upon a change in control with protection of the Company’s interests by making accelerated vesting available upon a change in control only if the NEOs are involuntarily terminated in connection with the change in control (a so-called “double-trigger”). Additionally, the Committee links severance payments to agreements by the NEOs not to compete with the Company, solicit the Company’s employees or customers, or disclose confidential information.
Tax and Accounting Considerations. Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the chief executive officer or any of the three other highest paid executive officers (other than the chief financial officer), excluding performance-based compensation. Through December 31, 2010, this provision has not limited the Company’s ability to deduct executive compensation. The Committee will continue to monitor the potential impact of Section 162(m) on the Company’s ability to deduct executive compensation, and in particular, will review the effect of recent Internal Revenue Service rulings related to performance-based compensation in change-in-control situations. The 2009 Long-Term Equity Incentive Plan has been designed, and is intended to be administered, in a manner that will enable the Company to deduct compensation attributable to options and certain other awards thereunder, without regard to the deduction limitation established by Section 162(m).
Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005, and imposes an additional tax on certain forms of deferred compensation. The Committee takes Section 409A into account in determining the form and timing of compensation paid to the Company’s executives, and Section 409A is generally not applicable to the compensation provided by the Company.
The Company values stock option and restricted stock grants under FASB ASC Topic 718. More information regarding the application of ASC Topic 718 by the Company may be found in Note 12 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
Summary Compensation Table. The following table sets forth the compensation of the Company’s Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008. The NEOs are the Company’s Principal Executive Officer, Principal Financial Officer and the other executive officers serving during the fiscal year ended December 31, 2010.

							Change in Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All other
Name and		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (1)	($) (2)	($) (3) (4)	($)(5)	($)

David Nasca	2010	252,650	—	—	—	75,564	127,276	30,972	486,462
President and CEO	2009	242,650	—	35,723	36,255	—	—	26,329	340,957
of the Company and	2008	227,692	—	—	10,600	—	—	27,370	271,174
the Bank (principal executive officer)

Gary Kajtoch	2010	166,800	—	—	—	37,437	22,712	30,751	257,700
Treasurer of the	2009	161,400	—	18,056	18,360	—	—	17,248	215,064
Company and	2008	156,231	—	—	6,360	—	—	14,962	171,882
Executive Vice President and CFO of the Bank (principal financial officer)

William Glass	2010	192,900	—	—	—	20,000	151,267	32,616	396,783
Secretary of the	2009	192,900	—	14,679	14,955	—	200,001	27,468	450,003
Company, Executive	2008	186,740	—	—	6,360	—	208,620	29,548	431,072
Vice President of the Bank

Robert Miller, Jr.	2010	226,900	—	—	—	50,926	80,341	51,735	409,902
President of TEA	2009	219,600	—	16,757	17,010	24,197	155,890	23,755	457,209
and Executive Vice	2008	213,584	—	—	6,360	—	44,582	38,013	302,342
President of the Bank

(1)	Reflects the fair value of the awards at grant date, in accordance with FASB ASC Topic 718 for financial statement reporting purposes. The amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Amounts shown in the table are based on the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be recognized by the NEOs.

(2)	The Company met its “stretch” goal under its Evans Excels Plan, which is described above under “Compensation Discussion and Analysis -Executive Total Compensation.”

(3)	With respect to Mr. Glass and Mr. Miller, includes the aggregate change in the accumulated benefits under the Bank’s Defined Benefit Pension Plan and SERP.

(4)	With respect to Mr. Nasca and Mr. Kajtoch, includes the aggregate change in the accumulated benefits under the Bank’s Senior Executive SERP Plan.

(5)	Includes 401(k) matching contributions of $10,075, $9,978, $11,574, and $13,613 for Messrs. Nasca, Kajtoch, Glass and Miller, respectively, and the economic benefit from an endorsement split-dollar life insurance policy held by the Bank, which did not exceed $10,000 for any individual NEO. “Other” includes perquisites and personal benefits including an auto allowance, country club dues and supplemental long-term disability insurance.
Grants of Plan-Based Awards. The following table reflects the terms of the compensation plan-based awards granted to Named Executive Officers in 2010.

Payouts Under Non-Equity
Name	Incentive Plan Awards (1)

($)
David Nasca	75,564
Gary Kajtoch	37,437
William Glass	20,000
Robert Miller, Jr.	50,926

(1)	As discussed above under “Compensation Discussion and Analysis — Executive Total Compensation,” the stretch targets under the Evans Excels Plan for 2010 were met.
There were no stock or option awards granted to NEOs in 2010.
Employment Agreements with our NEOs
We have entered into employment contracts with our NEOs. The material terms of those employment contracts are as follows:
David J. Nasca — Employment Agreement, by and among Mr. Nasca, the Company and the Bank, pursuant to which Mr. Nasca serves as the President and Chief Executive Officer of the Company and the Bank. Subject to prior termination, the term of Mr. Nasca’s employment is for a three year term, which is renewed daily until his 62nd birthday (October 27, 2019), at which time the contract will have a remaining and declining three year term. Automatic daily renewal will cease if the Bank gives Mr. Nasca written notice of non-renewal, in which case Mr. Nasca’s employment will end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period. Mr. Nasca’s employment agreement provides for an initial base salary, which is adjusted annually by the Board of Directors of Evans Bank, N.A., provided, however, that Mr. Nasca’s annual salary may not be decreased. Mr. Nasca is entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which he qualifies. He is entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays. The Bank provides Mr. Nasca with a monthly automobile allowance of $750 and reimburses him for reasonable country club dues and certain other expenses he incurs in the performance of his duties under the agreement.
In the event Mr. Nasca’s employment is terminated:
•	by the Company or the Bank without “cause” or by Mr. Nasca for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Nasca in the three years prior to termination. The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

•	because of death, his estate will be paid a lump sum amount equal to two times Mr. Nasca’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payment due Mr. Nasca under any life insurance plan maintained by the Company or the Bank;
•	because of “disability,” (i) Mr. Nasca will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank will continue to provide Mr. Nasca with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Nasca’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

•	by the Company or the Bank for “cause” or by Mr. Nasca other than for “good reason,” Mr. Nasca will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.
The Company’s or the Bank’s obligation to make such payments to Mr. Nasca are conditioned upon Mr. Nasca’s compliance with his obligations of confidentiality, non-competition and non-solicitation set forth in his employment agreement.
Gary A. Kajtoch — Employment Agreement, by and among Mr. Kajtoch, the Company and the Bank, pursuant to which Mr. Kajtoch serves as the Chief Financial Officer and Executive Vice President of the Bank. Subject to prior termination, the term of Mr. Kajtoch’s employment is for a three year term, which is renewed daily until his 62nd birthday (October 3, 2028), at which time the contract will have a remaining and declining three year term. Automatic daily renewal will cease if the Bank gives Mr. Kajtoch written notice of non-renewal, in which case Mr. Kajtoch’s employment will end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period. Mr. Kajtoch’s employment agreement provides for an initial base salary, which is adjusted annually by the CEO or Board of Directors of Evans Bank, N.A., provided, however, that Mr. Kajtoch’s annual salary may not be decreased. Mr. Kajtoch is entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which he qualifies. He is entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays. The Bank provides Mr. Kajtoch with a monthly automobile allowance of $750 and reimburses him for reasonable country club dues and certain other expenses he incurs in the performance of his duties under the agreement.
In the event Mr. Kajtoch’s employment is terminated:
•	by the Company or the Bank without “cause” or by Mr. Kajtoch for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Kajtoch in the three years prior to termination. The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

•	because of death, his estate will be paid a lump sum amount equal to two times Mr. Kajtoch’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payments due Mr. Kajtoch under any life insurance plan maintained by the Company or the Bank;

•	because of “disability,” (i) Mr. Kajtoch will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank will continue to provide Mr. Kajtoch with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Kajtoch’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

•	by the Company or the Bank for “cause” or by Mr. Kajtoch other than for “good reason,” Mr. Kajtoch will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.
The Company’s or the Bank’s obligation to make such payments to Mr. Kajtoch are conditioned upon Mr. Kajtoch’s compliance with his obligations of confidentiality, non-competition and non-solicitation set forth in his employment agreement.
William R. Glass — Employment Agreement, by and among Mr. Glass, the Company and the Bank, pursuant to which Mr. Glass serves as the Executive Vice President of the Bank. On October 1, 2010, the Company entered into a new employment agreement with William R. Glass (the “Transition Agreement”) which replaced his existing employment agreement with the Company. The Transition Agreement establishes a new role for Mr. Glass as he transitions to his planned retirement on December 31, 2012. During this transition period, Mr. Glass is primarily providing business development services and mentoring support for the Company’s employees. He will continue to serve as a member of the Internal and External Loan Committee and of the Loan Review Committee until his planned retirement. Mr. Glass’s base salary will not be less than $192,900 per year. He is entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays. For the year 2010, the Bank provided Mr. Glass with a monthly automobile allowance of $750 and reimbursed him for reasonable country club dues and certain other expenses he incurred in the performance of his duties under his previous employment agreement.
Upon the involuntary termination of Mr. Glass’s employment without cause or his resignation due to “good reason” (as defined in the agreement), and subject to the execution of a general release of claims, Mr. Glass will receive severance pay equal to the base salary that would have been paid during the remaining term of the agreement, which expires on December 31, 2012, as well as life insurance and non-taxable medical coverage until December 31, 2012 under the same cost-sharing arrangement as in effect upon the termination of employment. No payments are owed upon termination of employment for cause (as defined in the agreement). Upon Mr. Glass’s disability (as defined in the agreement) before December 31, 2012, he will receive the short- and long-term disability plan benefits offered by the Bank to senior executives. Upon Mr. Glass’s death before December 31, 2012, within 30 days after the date of death, his beneficiary shall be paid a lump sum equal to two times his base salary in effect at the time of his death, but such obligation shall be offset by the amount of any life insurance benefit paid under a plan maintained by the Bank which is separate from the customary employee benefit plans maintained by the Bank (including the supplemental executive retirement plan). For a period of two years following his termination of employment, Mr. Glass is subject to non-compete, non-solicitation, confidentiality and cooperation requirements.
Robert G. Miller — Employment Agreement, by and between Mr. Miller and TEA, pursuant to which Mr. Miller serves as the President of TEA and the Executive Vice President of the Bank. Subject to prior termination, the term of Mr. Miller’s employment is for a three year term, which is renewed daily until his 62nd birthday (May 11, 2018), at which time the contract will have a remaining and declining three year term. Automatic daily renewal will cease if the Bank gives Mr. Miller written notice of non-renewal, in which case Mr. Miller’s employment will end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period. Mr. Miller’s employment agreement provides for an initial base salary, which is adjusted annually by the CEO or Board of Directors of Evans Bank, N.A., provided, however, that Mr. Miller’s annual salary may not be decreased. Mr. Miller is entitled to participate in such equity programs as the Company and the Bank make available to senior executives from time-to-time. Additionally, the Company has agreed to use commercially reasonable efforts to maintain a long-term health care insurance policy covering Mr. Miller and his spouse in lieu of family health insurance provided to the Company employees generally, as long as the cost of such a policy does not exceed the cost of the family health insurance coverage generally provided to Company employees. Mr. Miller will also be eligible to receive the “employee portion” of residual commissions earned on certain products sold through M&W Group, Inc. prior to September 1, 2000, and will be eligible to receive an annual bonus in an amount and subject to achievement of such goals and objectives as the Board of Directors may determine in its discretion. He is entitled to five weeks paid vacation each year, plus five personal days and customary bank holidays. TEA provides Mr. Miller with a company-owned vehicle and reimburses him for reasonable country club dues and certain other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Miller’s employment is terminated:
•	by the Company or TEA without “cause” or by Mr. Miller for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Miller in the three years prior to termination. The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;
•	because of death, his estate will be paid a lump sum amount equal to two times Mr. Miller’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payment due Mr. Miller under any life insurance plan maintained by the Company or TEA;
•	because of “disability,” (i) Mr. Miller will be entitled to participate in the short- and long-term disability plans and benefits offered by TEA to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) TEA will continue to provide Mr. Miller with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Miller’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;
•	by the Company or TEA for “cause” or by Mr. Miller other than for “good reason,” Mr. Miller will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.
The Company’s or TEA’s obligation to make such payments to Mr. Miller are conditioned upon Mr. Miller’s compliance with his obligations of confidentiality, non-competition and non-solicitation set forth in his employment agreement.
Potential Payments Upon Termination or Change-in-Control. The following table shows the potential incremental value transfer to each NEO under various termination or change-in-control scenarios as of December 31, 2010, the last business day of fiscal 2010. Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of the Company’s common stock on that date. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company.

Event	David Nasca		Gary Kajtoch		William Glass		Robert Miller
Retirement or Voluntary Termination Without “Good Reason”	—		—		$1,181,210	(1)	$451,021	(2)
Termination for “Cause” (3)	—		—		$289,194		$87,221
Termination Without “Cause” or for “Good Reason”	$925,808	(4)	$585,325	(4)	$1,602,535	(5)	$1,272,105	(6)
“Change in Control” Termination	$1,165,806	(7)	$651,765	(7)	$1,602,535	(8)	$1,272,105	(7)
Death	$692,432	(9)	$386,583	(9)	$1,591,642	(10)	$1,035,499	(11)

(1)	Reflects (a) SERP lump sum payout and (b) Defined Benefit Pension Plan lump sum payout.

(2)	Reflects (a) SERP lump sum payout and (b) Defined Benefit Pension Plan lump sum payout. SERP lump sum payout is reduced by 2% for each year by which the sum of Mr. Miller’s age and years of service is less than 75.

(3)	Reflects Defined Benefit Pension Plan lump sum payout.

(4)	Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, (c) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason. Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(5)	Reflects (a) employment contract lump sum payout, (b) estimated value of healthcare benefits for 24 months, (c) SERP lump sum payout, (d) Defined Benefit Pension Plan payout, and (e) intrinsic value of stock awards and options awards that provide for accelerated vesting upon termination for the stated reason. Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(6)	Reflects (a) employment contract lump sum payout, (b) estimated value of healthcare benefits for 36 months, (c) SERP lump sum payout, (d) Defined Benefit Pension Plan payout, and (e) intrinsic value of stock awards and options awards that provide for accelerated vesting upon termination for the stated reason. Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code. SERP lump sum payout is reduced by 2% for each year by which the sum of Mr. Miller’s age and years of service is less than 75.

(7)	Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, (c) SERP lump sum payout and (d) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason. Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(8)	Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 24 months, (c) SERP lump sum payout and (d) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason. Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(9)	Reflects (a) benefit payment of executive life insurance, (b) SERP lump sum payout, and (c) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

(10)	Reflects (a) SERP lump sum payout, (b) Defined Benefit Pension Plan lump sum payout, (c) benefit payment of executive life insurance, and (d) fair value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.

(11)	Reflects (a) SERP lump sum payout, (b) Defined Benefit Pension Plan lump sum payout, (c) benefit payment of executive life insurance, and (d) fair value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason. SERP lump sum payout is reduced by 2% for each year by which the sum of Mr. Miller’s age and years of service is less than 75.
All post-termination payments are linked to two-year confidentiality, non-competition and non-solicitation obligations contained in the NEOs’ employment contracts. The events that constitute “cause,” good reason,” “disability” and “change in control” are described in the employment contract with each NEO. Accelerated vesting of stock options and restricted stock awards assumes the awards are not converted into comparable awards with respect to voting securities of the surviving or acquiring entity in accordance with the terms of the 2009 Long-Term Equity Incentive Plan.
Outstanding Equity Awards at Fiscal Year-End. The following table provides information about unexercised stock options and unvested restricted stock for the Named Executive Officers as of December 31, 2010:

					Stock Awards
	Option Awards					Market
		Number of			Number of	Value of
	Number of	Securities			Shares or	Shares or
	Securities	Underlying			Units of	Units of
	Underlying	Unexercised	Option		Stock that	Stock that
	Unexercised	Options (#)	Exercise	Option	Have Not	Have Not
	Options (#)	Unexercisable	Price	Expiration	Vested	Vested
Name	Exercisable	(1)	($)	Date	(#)	($)
David Nasca	6,043	18,127	12.99	08/18/2019	2,062	29,384
	2,500	2,500	15.35	06/17/2018
Gary Kajtoch	3,060	9,180	12.99	08/18/2019	1,042	14,849
	1,500	1,500	15.35	06/17/2018
William Glass	2,493	7,477	12.99	08/18/2019	847	12,070
	750	2,250	15.35	06/17/2018
	1,620	695	19.25	04/18/2013
	2,205	—	21.77	09/27/2014
	2,000	—	22.00	09/20/2015
Robert Miller, Jr.	2,835	8,505	12.99	08/18/2019	967	13,780
	1,500	1,500	15.35	06/17/2018
	1,620	695	19.25	04/18/2013
	2,205	—	21.77	09/27/2014
	2,000	—	22.00	09/20/2015

(1)	The unexercisable options and shares with the following expiration dates will vest as indicated below:

Expiration Date	Vesting Schedule
04/18/2013	33% on August 19, 2011 and 67% on August 19, 2012
06/17/2018	50% on June 17, 2011 and 50% on June 17, 2012
08/18/2019	33% on August 18, 2011, 33% on August 18, 2012, and 34% on August 18, 2013
Pension Benefits. The following table sets forth the present value of the accumulated pension benefits for the Named Executive Officers as of fiscal year-end 2010 (1):

			Present Value
		Number of Years	of Accumulated	Payments During
Name	Plan Name	Credited Service (#)	Benefit ($)	Last Fiscal Year ($)
David J. Nasca	Senior Executive SERP Plan	4	$127,276	—
Gary A. Kajtoch	Senior Executive SERP Plan	3	22,712	—
William R. Glass	SERP Plan	17	892,016	—
	Defined Benefit Plan	17	289,194	—
Robert G. Miller, Jr.	SERP Plan	10	466,410	—
	Defined Benefit Plan	10	87,221	—

(1)	The assumptions used to calculate the present value of accumulated benefits are set forth in Note 11 to the Consolidated Financial Statements of the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
The following describes the material factors necessary to understand the pension benefits that are provided to the Named Executive Officers under the Bank’s defined benefit pension and supplemental executive retirement plans.
Defined Benefit Pension Plan. The Bank maintains a defined benefit pension plan (the “Pension Plan”) for all eligible employees, including employees of its subsidiaries. Messrs. Glass and Miller are participants in the Pension Plan. Upon retirement at age 65, vested participants are entitled to receive a monthly benefit. The following table indicates the annual retirement benefit that would be payable under the Pension Plan, pursuant to the amended benefit formula discussed below, upon retirement at age 65 in fiscal year 2010, expressed in the form of a single life annuity for the average annual earnings and years of credited service. The benefits listed below are not subject to deduction for Social Security or other offset amounts.

Final Average	Years of Service at Normal Retirement
Compensation	10	20	30	40
$30,000	$3,000	$6,000	$9,000	$9,000
$50,000	$5,000	$10,000	$15,000	$15,000
$100,000	$10,000	$20,000	$30,000	$30,000
$150,000	$15,000	$30,000	$45,000	$45,000
$220,000	$22,000	$44,000	$66,000	$66,000
Pension Benefit Formula: 1% of compensation times years of service, subject to a maximum of thirty years of service.
Prior to an amendment to the Pension Plan, effective May 1, 1994, the monthly benefit under the Pension Plan was 3% of average monthly compensation multiplied by years of service up to a maximum of 15 years of service. In 1994, the Pension Plan was amended to change the benefit to 1% of average monthly compensation (as defined under the Pension Plan, generally the highest five consecutive compensation years out of the latest ten compensation years at retirement) multiplied by years of service up to a maximum of 30 years of service.

Effective January 31, 2008, the Pension Plan was frozen. All participants vested immediately in the Pension Plan at their then-present number of years of service, regardless of whether an employee had attained greater than five years of service on January 31, 2008. All benefits that eligible participants accrued in the Pension Plan prior to January 31, 2008 will be retained, but no additional benefits have accrued under the Pension Plan since that date. Employees will be eligible to receive accrued benefits at normal retirement age.
“Compensation” for purposes of the Pension Plan generally means the compensation reported for a participant on Form W-2 as gross pay. In calculating a participant’s benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury of the United States may not be considered. That limit (the “IRS Compensation Limit”) was $230,000 for 2008, the final year of the Pension Plan. In addition, benefits provided under the Pension Plan may not exceed a benefit limit under the Internal Revenue Code (which was $185,000 payable as a single life annuity beginning at normal retirement age in 2008). The “Social Security Wage Base” is the maximum amount of annual earnings or wages that is subject to the old age, survivors and disability insurance taxes that is in effect under the Social Security Act at the beginning of the plan year.
A participant is eligible for early retirement under the Pension Plan if the participant retires before normal retirement age but after attaining age 59 and completing 5 years of service. An early retirement benefit is reduced 1/15th per year for each year that the benefit commences prior to normal retirement age. At December 31, 2009, Mr. Glass had attained eligibility for early retirement under the Pension Plan. Mr. Miller was not eligible for early retirement. Messrs. Nasca and Kajtoch are not participants in the Pension Plan.
Benefits under the Pension Plan are paid over the lifetime of the participant or the lifetimes of the participant and a beneficiary, as elected by the participant. If the participant is married on the date payments are to begin under the Pension Plan, payment will be in the form of a joint and 50% survivor annuity with the spouse as beneficiary, unless the participant elects another form of payment with the consent of the spouse. If benefits are paid in a form in which a benefit is to be paid to a beneficiary after the death of the participant, benefits are reduced from the amount payable as a lifetime benefit solely to the participant in accordance with the actuarial factors that apply to all participants in the Pension Plan. The Pension Plan generally does not make distributions in the form of a one-time lump sum payment. A participant’s benefit is payable as an annuity with monthly benefit payments, unless the present value of the normal retirement benefit is less than $5,000.
Benefits under the Pension Plan are funded by an irrevocable, tax-exempt trust. The Pension Plan benefits of all participants, including those benefits of NEOs, are payable from the assets held by the tax-exempt trust.
Supplemental Executive Retirement Plans. The Bank maintains a SERP in which each of Messrs. Glass and Miller is a participant. Under the SERP, each of Messrs. Glass and Miller is entitled to an annual benefit payment equal to 70% of his final average earnings, currently defined as the highest average of five consecutive years out of the last ten worked, reduced by 50% of his annual Social Security benefit, the amount of his annual benefit under the Pension Plan, and the value of his annual benefit attributable to employer matching contributions to the Bank’s 401(k) plan, at or after attaining age 65. There are provisions for reduced early retirement benefits after attaining age 60 but prior to age 65, provided, however, that such benefits are reduced by 2% for each year by which the participant’s age and years of service are less than 75. Benefits are also payable upon separation from service after a change in control, regardless of the participant’s age. Upon a participant’s entitlement to a benefit under the SERP, his benefit shall be paid in the form of either (i) a single life annuity with 15 payments guaranteed for Mr. Miller and 20 payments guaranteed for Mr. Glass, or (ii) a lump sum payment which is actuarially equivalent to the annuity form of payment described in clause (i). The SERP also allows for payment of such benefit to a designated beneficiary upon the death of the employee and for earlier payment due to disability.
Messrs. Nasca and Kajtoch are participants in the Senior Executive SERP Plan. A participant is generally entitled to receive a benefit under the Senior Executive SERP upon a termination of employment, other than for “cause,” after the participant has completed 10 full calendar years of service with the Bank. No benefit is payable under the Senior Executive SERP if the participant’s employment is terminated for “cause” or if the participant voluntarily terminates before completing 10 full calendar years of service with the Bank. In addition, the payment of benefits under the Senior Executive SERP is conditioned upon certain agreements of the participant related to confidentiality, cooperation, non-competition, and non-solicitation.
A participant will be entitled to a retirement benefit under the Senior Executive SERP if his or her employment with the Bank terminates other than for “cause” on or after the date the participant attains age 65. The “accrued benefit” is based on a percentage of the participant’s final average earnings, which is determined based upon the participant’s total annual compensation over the highest consecutive five calendar years of the participant’s employment with the Bank, accrued over the participant’s “required benefit service”. Mr. Nasca’s benefit percentage is 35% and his required benefit service is 15 years. Mr. Kajtoch’s benefit percentage is 25% and his required benefit service is 20 years. A reduced early retirement benefit may be payable if the participant terminates before attaining age 62 (other than by reason of death of “disability” or following a “change in control”). The benefit is calculated in the same manner as the standard retirement benefit, but is reduced by 6% for each full calendar year prior to age 62 that the benefit is paid (e.g., reduced by 12% if the participant retires at age 60).
Upon a participant’s death while employed by the Bank, the participant’s designated beneficiary will be entitled to a cash lump sum equal to the present value of the participant’s “accrued benefit”, without any reduction for early retirement. If a participant’s employment with the Bank terminates by reason of “disability”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before the disability and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value as of the date of disability, and paid as a cash lump sum. If a participant’s employment is terminated without “cause” or the participant terminates with “good reason” (as defined in Internal Revenue Code Section 409A) within 24 months following a “change in control”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before termination and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value and paid as a cash lump sum.
Executive Life Insurance Plan. The Company provides an endorsement split-dollar benefit to certain officers and directors in connection with bank-owned life insurance maintained by the Bank. This benefit does not carry into retirement. The benefit for all non-employee directors is in the amount of $200,000. The amount of the benefit for Named Executive Officers is 2.0 times base salary. For 2010, the amount of the benefits for each of Messrs. Nasca, Kajtoch, Glass and Miller is $505,318; $333,600; $385,800; and $453,800, respectively.
Employee Savings Plan. The Bank also maintains a 401(k) salary deferral plan to assist employees, including employees of its subsidiaries, in saving for retirement. All employees are eligible to participate on the first of the month following date of hire. Eligible employees can contribute up to the maximum amount allowable under the Internal Revenue Code.
For 2010, employees received a 100% match from the Company on contributions up to 4% of base salary and a 50% match on contributions greater than 4% of base salary, up to 8% of salary until October 1, 2010. The plan was amended as of October 1, 2010, and employees were eligible to receive a 100% match of the first 6% of base salary. Employees vest in employer contributions over six years. With respect to matching contributions credited to the accounts of NEOs, those amounts are included in the “Summary Compensation Table,” above, under “All Other Compensation.”
Individual account earnings will depend on the performance of the particular funds in which the participant invests. Specific guidelines govern adjustments to contribution levels, investment decisions and withdrawals from the plan. The benefit is paid as an annuity unless the employee elects one of the optional forms of payment available under the plan.
Non-Qualified Deferred Compensation. The following table sets forth information for the Non-Qualified Deferred Compensation Plan for fiscal 2010:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
William R. Glass	28,935	—	9,631	—	250,702
Robert G. Miller, Jr.	4,538	—	1,483	—	38,652
All executive and registrant contributions were reported as compensation for fiscal 2010 in the Summary Compensation Table, above, and amounts reported in the “Aggregate Balance at Last Fiscal Year End” column of this table were reported as compensation to the appropriate NEOs in the Company’s Summary Compensation Table for previous fiscal years.
The Company’s Non-Qualified Deferred Compensation Plan allows NEOs to elect to defer 1% to 100% of their base salary until retirement or termination of service. The Company credits such deferrals with interest equal to 1% over the prime rate as of each January 1st. During fiscal 2010, amounts credited under the Deferred Compensation Plan at interest rates greater than 120% of the applicable federal long-term rate in effect have been reported for the NEOs in the “Summary Compensation Table” above, in the “Change in Pension Value and Non-Qualified Deferred Compensation” column.
NEOs are immediately 100% vested in their account balance under the Non-Qualified Deferred Compensation Plan, including credited interest. NEOs may choose from a 5, 10 or 15 year payment plan or lump sum payment option.
TRANSACTIONS WITH RELATED PERSONS
The Company’s written policies and procedures with respect to transactions with related persons requires the review and approval or ratification by the Audit Committee for any transaction in which the Company will be a participant and any related person has or will have a material interest (direct or indirect), other than transactions involving less than $5,000 when aggregated with all similar transactions. Related persons include the Company’s directors, director nominees and executive officers and their immediate family members, as well as persons owning more than 5% of the Company’s common stock and any immediate family member of such shareholder.
Under the Company’s Related Person Transaction Policy, a related person transaction may be consummated or continue if the Audit Committee has approved or ratified the transaction in accordance with the following guidelines: in considering whether to approve or ratify related person transactions, the Audit Committee will take into account, among other factors, (i) whether the related person transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (ii) whether the related person transaction has been reviewed and approved by the Company’s subsidiary banking institution in accordance with Federal Reserve Regulation O and the process and procedure established by such subsidiary banking institution to insure compliance with Regulation O; (iii) whether the related person transaction is approved by the disinterested members of the Board of Directors; and (iv) whether the related person transaction involves compensation approved by the Company’s Human Resource and Compensation Committee.
The Audit Committee meets annually with management to discuss and review related person transactions for that calendar year, including the proposed aggregate value of such transactions. After review and discussion, the Audit Committee will determine, based on the above guidelines, whether to approve or ratify each related person transaction, and at each subsequently scheduled meeting, management will update the Audit Committee, as necessary, as to any material change to related person transactions and any proposed related person transactions.

In the event that a related person transaction is proposed during the interim period between regularly scheduled Audit Committee meetings, the transaction may be presented to the Audit Committee by management for approval or preliminarily entered into by management subject to ratification by the Audit Committee in accordance with the above guidelines; provided that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction.
The Audit Committee approved the services of Harris Beach PLLC as its general counsel. Phillip Brothman, a director and Chairman of the Board of Directors, is a senior counsel to that firm. The legal services provided (and to be provided) to the Company and its Bank subsidiary are considered normal and customary in the ordinary course of business. The aggregate fees paid to Harris Beach PLLC for legal services to the Company and to the Bank in fiscal 2010 and 2009 were approximately $406,404 and $511,000, respectively. Mr. Brothman has less than a 1% equity interest in Harris Beach PLLC, and the fees paid to that firm in each year represent less than 5% of that firm’s gross revenues.
Additionally, The Evans Agency, an indirect subsidiary of the Company, leases certain of its offices from Millpine Enterprises, a partnership of Robert G. Miller, Jr., a director of the Company and President of The Evans Agency, and his brother. The total amount of payments in fiscal 2010 was $34,529, and the Company expects lease payments in 2011 to total a similar amount.
In addition, Mr. Tilley, a director and former Chief Executive Officer and President of the Company and the Bank, continues to receive payments under the Bank’s Pension Plan and SERP. He received payments aggregating $131,907 in 2010 and $118,833 in 2009 under those plans.
The Bank has had, and in the future expects to have, banking and fiduciary transactions with directors and executive officers of the Company and some of their affiliates. All such transactions have been in the ordinary course of business and on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unrelated third parties, and do not involve more than a normal risk of collectivity or present other unfavorable features.
AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The Audit Committee has reviewed and discussed with the Company’s management and KPMG LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the 2010 fiscal year. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2010 fiscal year for filing with the SEC.
Submitted by the Audit Committee,
John R. O’Brien, Chairman
James E. Biddle, Jr.
Mary Catherine Militello
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP to continue as the Company’s independent registered public accounting firm and to conduct the audit of the Company’s consolidated financial statements for the year ending December 31, 2011. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions that may be raised, and they will have the opportunity to make a statement, if they so desire.
Fees Billed by KPMG LLP. The following table shows the fees that KPMG LLP billed the Company for audit and other services provided for fiscal years 2010 and 2009. Audit fees consist of professional services rendered for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting, review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings, including SEC filings or engagements for fiscal years 2010 and 2009. The year-over-year increase in audit-related fees primarily pertains to fees for providing comfort letters and consents for our common stock offering in May 2010.

	2010	2009
Audit Fees	$195,000	$225,000
Audit-Related Fees	158,500	2,500
Tax Fees	—	—
All Other Fees	—	—

Total	$353,500	$227,500
All fees listed in the table above were pre-approved by the Company’s Audit Committee under the pre-approval policy described below.
The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that such services did not impair KPMG LLP’s independence.
The Audit Committee’s pre-approval policy details the types of audit, audit-related, tax and other services that have the general pre-approval of the Audit Committee, and the cost limits for those services. Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Audit Committee. Also, any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

PROPOSAL II — AMENDMENT TO INCREASE THE AGGREGATE NUMBER OF SHARES
AVAILABLE FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN
General
The Board of Directors is proposing an amendment (the “Amendment”) to the Evans Bancorp, Inc. Employee Stock Purchase Plan (the “ESPP”). If approved by the shareholders, the ESPP would add an additional 100,000 shares of common stock to the number of shares that may be offered under the ESPP. The Board of Directors of the Company approved the Amendment on February 15, 2011, subject to shareholder approval.
Background
The ESPP was adopted by the Board of Directors of the Company on February 18, 2003, and it became effective when it was approved by the shareholders on April 22, 2003. When adopted, the Company was permitted to offer up to 100,000 shares of common stock under the ESPP. As of December 31, 2010, only 15,243 shares of common stock remain available under the ESPP. At current participation levels, and in the absence of an amendment to increase the number of shares of common stock that may be offered under the ESPP, we expect that the shares will be exhausted in the near future. If the Amendment is approved, the aggregate number of shares available under the ESPP will be increased to 200,000.
Description of the ESPP
The purpose of the ESPP is to encourage employee stock ownership by giving eligible employees an opportunity to acquire shares through payroll deductions.
Shares Available. As originally approved by the shareholders in 2003, the ESPP permitted the Company to offer up to 100,000 shares of common stock. The shares may be authorized and unissued shares, treasury shares or shares purchased on the open market or by private purchase. As noted above, 84,577 shares have already been sold to employees under the ESPP and only 15,423 shares remain available. If shareholders approve the Amendment, a total of 200,000 shares would be available under the ESPP, subject to adjustment in the event of certain changes to our capital structure involving our common stock. This represents an increase of 100,000 shares.
Eligibility. All employees of the Company or its designated subsidiaries who have been employed at least one year, except for employees whose customary employment is for not more than five months in any calendar year, are eligible to participate in the ESPP. However, employees who own stock or options possessing 5% or more of the total combined voting power or value of the company’s stock would not be eligible to participate.
Administration; Amendment; Termination. The ESPP is administered by the Board, or, upon its delegation, by the Human Resource and Compensation Committee of the Board. (For the purposes of this summary, references to the “Committee” include the Committee and the Board.) The Committee may appoint one or more agents to assist in the administration of the ESPP and may delegate all or part of its responsibilities or powers as it considers appropriate. The Committee’s interpretation and construction of the ESPP will be final and conclusive.
The Committee has full authority to take any action with respect to the ESPP, including, without limitation, the authority to: (i) establish, amend and rescind rules and regulations for the administration of the ESPP; (ii) prescribe the form or forms of any agreements or other instruments used in connection with the ESPP; (iii) determine the terms and provisions of the options granted under the ESPP; and (iv) construe and interpret the ESPP, options, the rules and regulations, and the agreements or other written instruments, and to make all other determinations deemed necessary or advisable for administering the ESPP.

The ESPP and options may be amended or terminated at any time by the Board, subject to the following: (i) shareholder approval is required of any amendment to the extent required under Section 423 of the Internal Revenue Code (the “Code”) or other applicable law or rule; and (ii) no amendment may materially and adversely affect any outstanding option without the participant’s consent (except to the extent otherwise provided in the ESPP).
Operation of the ESPP. The Company grants options on January 1 and July 1 of each year (or on such other date as the Company may designate). Each purchase period lasts for six months ending on June 30 or December 31, immediately following the grant of options or on such date(s) as the Committee determines.
Each eligible employee who has elected to participate in the ESPP is entitled on the purchase date (the last day of the purchase period) to purchase shares of Common Stock at an option price equal to the lesser of 85% of the fair market value of the Common Stock on the date of grant or 85% of the fair market value on the date of exercise.
Payment for shares of common stock purchased under the ESPP will be made by authorized payroll deductions from a participant’s compensation or by other methods authorized by the Committee. Compensation generally means a participant’s regular base pay (including commissions, overtime pay and shift premiums, but excluding incentive compensation, incentive payments, bonuses and other similar compensation), as determined as of each pay day.
An eligible employee who elects to participate in the ESPP designates a stated whole percentage between 1% and 15% of compensation to be credited to the participant’s account under the ESPP. On the offer date for each purchase period, a participant is granted an option to purchase such number of shares as is determined by dividing the amount of the participant’s payroll deductions which had accumulated on the purchase date by the applicable option price. A participant may elect to suspend his or her payroll contributions or withdraw all (but not less than all) of his or her payroll deductions and shares credited to his or her account during the purchase period in accordance with the terms of the ESPP. If a participant’s employment with the Company terminates for any reason (or if the participant ceases to be an eligible employee under the ESPP), his or her participation in the ESPP will terminate and all remaining payroll deductions and shares held in his or her account will be delivered to him or her. Unless a participant withdraws or suspends participation in the ESPP or terminates employment before the purchase date in accordance with the terms of the ESPP, the option will be exercised automatically for the purchase of the full number of shares subject to the option.
The Company maintains an account for each participant to reflect the shares of Common Stock purchased under the ESPP by each participant. No participant in the Stock Purchase Plan is permitted to purchase Common Stock under the Stock Purchase Plan at a rate that exceeds $25,000 in fair market value of the Common Stock, determined at the time options are granted, for each calendar year, and additional restrictions may apply to the purchase of shares based on the terms of the ESPP and Section 423 of the Code.
The Company may use funds received from the sale of Common Stock under the ESPP for any corporate purpose.
Federal Tax Consequences. The following discussion briefly summarizes certain U.S. federal income tax consequences to participants who may receive grants of awards under the ESPP. The discussion is based on current interpretations of the Code and the regulations promulgated thereunder.
The ESPP is not qualified under Section 401 of the Code but is intended to be a qualified employee stock purchase plan under Section 423 of the Code. An employee pays no tax when the employee enrolls in the ESPP, when the employee purchases shares of common stock pursuant to the ESPP or when the employee receives shares of common stock.
Employees will, however, have a taxable gain or loss when they sell or dispose of shares purchased through the ESPP. If an employee disposes of such shares within two years from the date of grant of the option or within one year from the date the purchase of such shares (a “disqualifying disposition”), then the excess of the fair market value of the shares on the purchase date over the purchase price will be taxed as ordinary income. The amount of such difference will be added to the basis of the shares for the purpose of determining the amount of gain or loss upon such disposition, and such gain or loss will be long or short-term capital gain or loss for income tax purposes depending upon how long such shares were held. The Company will be entitled to a deduction from income in an amount equal to the ordinary income reported by the employee arising from a disqualifying disposition.
If an employee sells the stock after the holding period described above, then the lesser of (i) the excess of the fair market value of the shares on the first day of the offering period over the purchase price and (ii) the excess of the amount realized over the purchase price will be treated as ordinary income and the balance of the employee’s gain, if any, will be long term capital gain. The Company will not be entitled to a deduction from income in an amount equal to the ordinary income reported by the employee.
The discussion above is only a summary of federal (and not state and local) income consequences to the Company and participating employees. The summary is general in nature and is not intended to cover all the tax consequences that may apply to a particular employee or to the Company. The provisions of the Code and regulations thereunder relating to these matters are complicated, and their impact in any one case may depend upon the particular circumstances.
The approval of the Amendment requires the affirmative vote of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote thereon.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE EVANS BANCORP, INC. EMPLOYEE STOCK PURCHASE PLAN.
PROPOSAL III — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Company is asking shareholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year. Our 2011 fiscal year began on January 1, 2011 and will end on December 31, 2011. Although ratification is not legally required, Evans Bancorp, Inc. is submitting the appointment of KPMG to our shareholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.
The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2011, the Audit Committee carefully considered the firm’s qualifications and performance during fiscal 2010, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Evans Bancorp, Inc.’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.
Representatives of KPMG will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

OTHER MATTERS
The cost of solicitation of proxies will be borne by the Company. Solicitation other than by mail may be made by directors, officers or by regular employees of the Company, who will receive no additional compensation therefor, by personal or telephone solicitation, the cost of which is expected to be nominal.
The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting, other than the election of directors, the amendment to the company’s Employee Stock Purchase Plan, and the ratification of the appointment of KPMG LLP as the Company’s registered public accounting firm. However, if other matters do properly come before the meeting or any adjournments thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
SHAREHOLDER PROPOSALS FOR 2011
ANNUAL MEETING OF SHAREHOLDERS
Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholders of the Company may submit proposals on matters appropriate for shareholder action at meetings of shareholders in accordance with Rule 14a-8(e) promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its 2012 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than December 27, 2011. Such proposals should be delivered to the Secretary, Evans Bancorp, Inc., 14-16 North Main Street, Angola, New York 14006.
Requirements for Shareholder Proposals to be Brought Before the Annual Meeting. Except in the case of proposals made in accordance with Rule 14a-8(e) and for shareholder nominations to the Board of Directors, which are governed by the procedures for director nominations by shareholders contained in the Company’s bylaws, for proposals to be considered at an Annual Meeting, the shareholder must have given timely notice thereof in writing to the Secretary of the Company not less than 45 days prior to the anniversary of the date on which the Company first sent its proxy materials for its immediately preceding annual meeting of shareholders. To be timely for the 2012 Annual Meeting, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company by February 8, 2012. A shareholder’s notice to the Secretary must set forth, as to each matter the shareholder proposes to bring before the Annual Meeting, the information required by the Company’s bylaws.
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Michelle A. Baumgarden, Evans Bancorp, Inc., One Grimsby Drive, Hamburg, NY 14075, (716) 926-2000. In addition, the Annual Report on Form 10-K (with exhibits) is available at the SEC’s website (www.sec.gov) and the Company’s website (www.evansbancorp.com).

By Order of the Board of Directors,

EVANS BANCORP, INC.
Robert G. Miller, Jr. Secretary

Angola, New York
March 24, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - James E. Biddle Jr.	☐	☐	02 - Marsha S. Henderson	☐	☐	03 - Kenneth C. Kirst	☐	☐

04 - Michael J. Rogers	☐	☐	05 - Nancy W. Ware	☐	☐	06 - Lee C. Wortham	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Amendment to Employee Stock Purchase Plan to increase the amount of Common Stock available for issuance thereunder from 100,000 to 200,000	☐	☐	☐	3.	Ratification of the appointment of KPMG LLP as Evans Bancorp, Inc.’s Independent registered public accounting firm for fiscal year 2011.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the Twenty-Third Annual Meeting of Shareholders or any adjournment(s) thereof.
 B   Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

01AJQC

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Revocable Proxy — Evans Bancorp, Inc.

PROXY FOR THE TWENTY-THIRD ANNUAL MEETING OF SHAREHOLDERS
Evans Bancorp, Inc.
14-16 North Main Street
Angola, NY 14006
This Proxy is solicited on Behalf of the Board of Directors of Evans Bancorp, Inc.
The undersigned hereby appoints James Tilley and Thomas H. Waring, Jr. as Proxies, each with the power to appoint his substitute and hereby authorizes either of them to represent and to vote all the shares of Common Stock of Evans Bancorp, Inc. held of record by the undersigned at the close of business on March 10, 2011 at the Twenty-Third Annual Meeting of Shareholders to be held on April 28, 2011, or any adjournments thereof, upon the matters listed on the reverse side hereof.
Each of the Proxies is authorized to vote, in his discretion, upon such other matters as may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR each nominee set forth on the reverse side hereof under Proposal 1, FOR Proposal 2 to increase the aggregate number of shares of Common Stock available for issuance under the Evans Bancorp, Inc. Employee Stock Purchase Plan from 100,000 to 200,000, FOR Proposal 3 to ratify the appointment of KPMG LLP as Evans Bancorp Inc.’s independent registered public accounting firm for fiscal year 2011, and with discretionary authority on such other matters as may properly come before the meeting or any adjournment thereof. Shareholders may revoke this proxy following the procedures described in the accompanying Proxy Statement.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 24, 2011, and a copy of the Evans Bancorp, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Annual Meeting.
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.